                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              REGAL CINEMAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, no par value ("Regal Common Stock"), of Regal Cinemas, Inc.

     (2)  Aggregate number of securities to which transaction applies:
          36,114,774 shares of Regal Common Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $31.00

     (4)  Proposed maximum aggregate value of transaction: $1,119,557,994.00

     (5)  Total fee paid: $223,912.00

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                As filed with the Commission on April 16, 1998.

                              (REGAL CINEMAS LOGO)
To Our Shareholders:

     You are cordially invited to attend the special meeting of shareholders of Regal Cinemas, Inc., to be held at 7132 Commercial Park Drive, Knoxville, Tennessee on Monday, May 18, 1998 at 10:00 a.m., local time.

     At the Special Meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of January 19, 1998, among Regal, Screen Acquisition Corp., a Delaware corporation, and Monarch Acquisition Corp., a Delaware corporation, pursuant to which, upon the terms and subject to the conditions of that agreement, Screen Acquisition Corp. and Monarch Acquisition Corp. will be merged with and into Regal, with Regal being the surviving corporation, and with each share of Regal's common stock outstanding immediately prior to the effective time of the merger being converted into the right to receive $31.00 in cash without interest. Screen Acquisition Corp. is a newly formed corporation which is currently owned by KKR 1996 Fund L.P., a Delaware limited partnership organized at the direction of Kohlberg Kravis Roberts & Co. L.P. Monarch Acquisition Corp. is a newly formed corporation which is currently owned by an affiliate of Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership organized at the direction of Hicks, Muse, Tate & Furst Incorporated and its affiliates. Accordingly, upon consummation of the merger, the current shares of Regal common stock will cease to represent ownership interests in Regal. A copy of the agreement and plan of merger is attached to the accompanying Proxy Statement as Annex A.

     Goldman, Sachs & Co., financial advisor to Regal in connection with the merger, has rendered its written opinion that, as of January 19, 1998, the consideration to be received by the holders of Regal common stock pursuant to the agreement and plan of merger is fair from a financial point of view to such holders. A copy of the full text of that written opinion is attached to the accompanying Proxy Statement as Annex B.

     I urge you to read carefully the accompanying Notice of Special Meeting of Shareholders and Proxy Statement (and its Annexes) for details of the merger and additional related information.

     THE BOARD OF DIRECTORS OF REGAL HAS DETERMINED THAT THE CONSIDERATION TO BE PAID TO REGAL SHAREHOLDERS IN THE MERGER IS FAIR TO SUCH HOLDERS AND HAS ADOPTED THE AGREEMENT AND PLAN OF MERGER. THE REGAL BOARD HAS FURTHER DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF REGAL AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

     Your vote is important to Regal. Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Regal common stock you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed pre-addressed, postage-paid envelope. You may, of course, attend the Special Meeting, revoke your proxy and vote in person even if you have already returned your proxy card.

                                          Sincerely,

                                          /S/ Michael L. Campbell
                                          Michael L. Campbell
                                          Chairman, President and
                                          Chief Executive Officer

April 16, 1998

     This Proxy Statement is dated April 16, 1998 and is first being mailed to shareholders on or about April 17, 1998.

                              (REGAL CINEMAS LOGO)

                                ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1998

                                ---------------

     Notice is hereby given that a special meeting of shareholders (as it may be adjourned or postponed, the "Special Meeting") of Regal Cinemas, Inc., a Tennessee corporation ("Regal"), will be held at 7132 Commercial Park Drive, Knoxville, Tennessee, on Monday, May 18, 1998 at 10:00 a.m., local time, for the following purpose:

          To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of January 19, 1998 (the "Merger Agreement"), among Regal, Screen Acquisition Corp., a Delaware corporation ("KKR Merger Subsidiary"), and Monarch Acquisition Corp., a Delaware corporation ("Hicks Muse Merger Subsidiary" and, together with KKR Merger Subsidiary, the "Merger Subsidiaries"), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, each Merger Subsidiary will be merged with and into Regal (the "Merger"), with Regal being the surviving corporation, and with each share of Regal's common stock, no par value (the "Regal Common Stock"), outstanding immediately prior to the effective time of the Merger (other than shares of Regal Common Stock held by Regal or either Merger Subsidiary) being converted into the right to receive $31.00 in cash without interest.

     Except as set forth above, no other business will be transacted at the Special Meeting.

     KKR Merger Subsidiary is a newly formed corporation which is currently owned by KKR 1996 Fund L.P., a Delaware limited partnership organized at the direction of Kohlberg Kravis Roberts & Co. L.P. Hicks Muse Merger Subsidiary is a newly formed corporation which is currently owned by an affiliate of Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership organized at the direction of Hicks, Muse, Tate & Furst Incorporated and its affiliates.

     The Merger and other related matters are described in more detail in the attached Proxy Statement and the Annexes thereto.

     The stock transfer books of Regal will not be closed but only shareholders of record at the close of business on March 31, 1998 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A complete list of the shareholders entitled to vote will be available for inspection by any shareholder during the Special Meeting; in addition, the list will be open for examination by any shareholder, during regular business hours, beginning two business days after the date hereof, at the principal executive offices of Regal.

     All shares of Regal Common Stock represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR approval of the Merger Agreement.

     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Regal Common Stock.

     YOUR VOTE IS IMPORTANT TO REGAL. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF REGAL COMMON STOCK YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

     Please do not send any stock certificates with your proxy card. If the Merger Agreement is approved by the shareholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender of the certificates previously representing your shares of Regal Common Stock.

                                          By Order of the Board of Directors

                                          /s/ Lewis Frazer III
                                          Lewis Frazer III
                                          Secretary
Knoxville, Tennessee
April 16, 1998

                               TABLE OF CONTENTS

                                                              PAGE
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
THE SPECIAL MEETING.........................................    8
  Date, Place and Time......................................    8
  Matters to Be Considered at the Special Meeting...........    8
  Record Date; Quorum.......................................    8
  Required Vote.............................................    8
  Voting of Proxies.........................................    8
  Revocability of Proxies...................................    9
  Solicitation of Proxies...................................    9
THE PARTIES.................................................   10
  Regal.....................................................   10
  Merger Subsidiaries, KKR and Hicks Muse...................   10
THE MERGER..................................................   10
  Background of the Merger..................................   10
  Reasons for the Merger and Recommendation of the Regal
     Board..................................................   12
  Opinion of Goldman Sachs..................................   14
  Certain United States Federal Income Tax Consequences.....   17
  Interests of Certain Persons in the Merger................   18
  Regulatory Filings and Approvals..........................   21
  Rights of Shareholders Who Object to the Merger...........   22
  Regal's Plans if the Merger is Not Consummated............   22
THE MERGER AGREEMENT........................................   22
  General...................................................   22
  Conversion of Securities..................................   22
  Exchange of Certificates; Procedures for Exchange.........   23
  Representations and Warranties............................   23
  Conduct of Business Pending the Merger....................   24
  Conditions to the Merger..................................   27
  No Solicitation...........................................   29
  Access to Information.....................................   30
  Reasonable Best Efforts...................................   30
  Financing.................................................   30
  Solvency of Regal Following the Merger....................   31
  Termination...............................................   31
  Fees and Expenses.........................................   32
  Amendment and Waiver......................................   33
  Employee Benefits; Regal Equity Plans.....................   33
SELECTED CONSOLIDATED FINANCIAL DATA........................   35
OWNERSHIP OF VOTING SECURITIES..............................   36
CERTAIN PENDING LITIGATION..................................   38
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.............   38
INDEPENDENT PUBLIC ACCOUNTANTS..............................   38
SHAREHOLDER PROPOSALS.......................................   39
WHERE YOU CAN FIND MORE INFORMATION.........................   39
INDEX OF DEFINED TERMS......................................   41

ANNEXES
-------
Annex A...............  --   Agreement and Plan of Merger dated as of January 19, 1998, among Regal Cinemas, Inc., Screen Acquisition Corp. and
                             Monarch Acquisition Corp.
Annex B...............  --   Opinion of Goldman, Sachs & Co. dated as of January 19, 1998

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHY IS REGAL PROPOSING TO MERGE?

A. The Regal Board believes that, as a result of various factors relating to Regal and the motion picture exhibition industry generally, the value of shares of Regal's common stock will be maximized by converting them into the right to receive $31.00 in cash without interest.

Q. WHEN IS THE SPECIAL MEETING?

A. The special meeting will take place on Monday, May 18, 1998.

Q. WHAT DO I NEED TO DO NOW?

A. Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of shareholders. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote or you abstain, it will have the effect of a vote against the merger agreement.

   You may attend the meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may take back your proxy up to and including the day of the special meeting by following the directions on page 9 and either change your vote or attend the special meeting and vote in person.

   THE REGAL BOARD UNANIMOUSLY RECOMMENDS VOTING FOR APPROVAL OF THE MERGER AGREEMENT.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions on how to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger agreement.

Q. SHOULD I SEND MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q. PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A. In the merger, each share of common stock that you own will be canceled and converted into the right to receive $31.00 in cash without interest.

Q. WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE MERGER?

A. The receipt of cash by shareholders in exchange for shares of common stock will be a taxable transaction for Federal income tax purposes. To review the tax consequences to shareholders in greater detail, see page 17.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working toward completing the merger as quickly as possible. We hope to complete the merger in the second quarter of 1998.

Q. AM I RECEIVING FAIR VALUE FOR MY SHARES OF COMMON STOCK?

A. The Regal Board believes that the consideration to be paid to Regal's shareholders in the merger is fair to such holders. In making this determination, the Regal Board considered a number of factors which are described in this Proxy Statement. These factors included the historical trading price of Regal's common stock. The closing trading price for Regal's common stock was $27.88 on December 31, 1997, $30.25 on January 16, 1998 (the last trading day prior to the announcement by Regal of the merger) and $30.06 on April 15, 1998 (the last trading day prior to the date of this Proxy Statement). These factors also included the written opinion of Goldman, Sachs & Co. that, as of January 19, 1998, the consideration to be received by the Regal shareholders in the merger is fair from a financial point of view to such holders.

                        WHO CAN HELP ANSWER YOUR QUESTIONS

                    If you have more questions about the merger,
                              you should contact:

                              Regal Cinemas, Inc.
                           7132 Commercial Park Drive
                           Knoxville, Tennessee 37918
                          Attention: Lewis Frazer III
                        Telephone Number: (423) 922-1123

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information" on page 39. The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement. It is the legal document that governs the merger.

THE PARTIES (PAGE 10)

REGAL CINEMAS, INC.
7132 Commercial Park Drive
Knoxville, Tennessee 37918
(423) 922-1123

     Regal operates multi-screen motion picture theatres, principally in the eastern United States, and is currently the second largest exhibitor (based on number of motion picture theatre screens) in North America, operating 2,344 screens at 258 locations in 23 states.

SCREEN ACQUISITION CORP. AND MONARCH ACQUISITION CORP.

     Screen Acquisition Corp., a Delaware corporation, is currently owned by KKR 1996 Fund, L.P., a Delaware limited partnership organized at the direction of Kohlberg Kravis Roberts & Co. L.P., commonly known as KKR. Monarch Acquisition Corp., a Delaware corporation, is currently owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership organized at the direction of Hicks, Muse, Tate & Furst Incorporated, commonly known as Hicks Muse, and its affiliates. These "merger subsidiaries" were organized solely for the purpose of entering into the merger agreement with Regal and closing the merger and related transactions and have not carried on any activities to date other than activities incident to their formation and in connection with the transactions contemplated by the merger agreement. The merger agreement permits the merger subsidiaries to assign their rights to merge with Regal to any affiliate of either merger subsidiary, so long as the assigning merger subsidiary remains obligated for the assignee's performance of its obligations under the merger agreement. The principal offices of KKR, its fund and its merger subsidiary are located at 9 West 57th Street, New York, New York 10019, and the telephone number at that address is (212) 750-8300. The principal offices of Hicks Muse, its fund and its merger subsidiary are located at 200 Crescent Court, Suite 1600, Dallas, Texas 75201, and the telephone number at that address is (214) 740-7300.

THE SPECIAL MEETING (PAGE 8)

     There will be a special meeting of the shareholders of Regal at 7132 Commercial Park Drive, Knoxville, Tennessee, on Monday, May 18, 1998 at 10:00 a.m. local time. At this meeting, shareholders will be asked to approve the merger agreement.

THE RECORD DATE FOR VOTING (PAGE 8)

     The close of business on March 31, 1998 was the record date for determining which shareholders are entitled to vote at the special meeting. As of the record date, there were 36,119,028 shares of Regal common stock entitled to vote at the special meeting.

VOTING (PAGE 8)

     You will have one vote for each share of Regal common stock that you owned on the record date.

     The affirmative vote of the holders of a majority of the outstanding shares of Regal common stock is required to approve the merger agreement.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 22)

     In the merger, each share of Regal common stock will be canceled and converted into the right to receive $31.00 in cash without interest.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (PAGE 36)

     As of the record date, directors and executive officers of Regal and their affiliates beneficially owned and were entitled to vote 2,852,295 shares of Regal common stock, which represented 7.9% of the shares of Regal common stock outstanding on the record date. Each director and executive officer has indicated his present intention to vote, or cause to be voted, the Regal common stock owned by him for approval of the merger agreement.

BOARD RECOMMENDATION (PAGE 12)

     The Regal board of directors has determined that the consideration to be paid to Regal shareholders in the merger is fair to such holders and has adopted the merger agreement. The Regal Board has further determined that the merger is advisable and in the best interests of Regal and its shareholders and the Regal Board unanimously recommends that shareholders vote FOR approval of the merger agreement.

FAIRNESS OPINION (PAGE 14)

     In deciding to approve the merger, the Regal Board considered, among other things, the opinion of Goldman, Sachs & Co., which was orally delivered to the Regal Board on January 18, 1998 (and subsequently confirmed in writing on January 19, 1998) that, as of such date, the merger consideration to be received by Regal shareholders pursuant to the merger agreement is fair from a financial point of view to the Regal shareholders. The written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document.

     In connection with delivering its opinion, Goldman Sachs performed a variety of financial analyses. These analyses included examining the historical trading prices of Regal common stock and reviewing and analyzing prior similar transactions. The Goldman Sachs opinion does not constitute a recommendation as to how any shareholder should vote at the special meeting. HOLDERS OF REGAL COMMON STOCK ARE ENCOURAGED TO READ, AND SHOULD READ, THE ENTIRE OPINION CAREFULLY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 18)

     In considering the Regal Board's recommendation that you vote FOR approval of the merger agreement, you should be aware that a number of directors and officers of Regal have interests in the merger that are different from yours. In particular, Michael L. Campbell, Gregory W. Dunn and Lewis Frazer III, the three most senior officers of Regal, will receive cash payments for the value of a portion of the options they hold to acquire Regal Common Stock of $0 (excluding $6,848,003 in respect of Regal stock options held by Mr. Campbell that his former spouse has the right to receive under a pre-existing agreement between them), $1,878,422 and $2,138,574, respectively. The aggregate cash payments that all executive officers, directors and key executives of Regal will receive for the options and warrants they hold to acquire Regal Common Stock is $18,635,714. All of such cash payments are based on the difference between the $31.00 per share merger consideration and the per share exercise prices of such options and warrants. The remainder of the value of the options to acquire Regal Common Stock held by certain senior executive officers of Regal will be converted into options to acquire common stock of Regal (or a company holding all of the common stock of Regal) following the merger. One of the directors and certain of the officers have entered into employment agreements that provide them with employment retention incentives, equity interests and other benefits following completion of the merger. Also, Regal will continue certain indemnification and liability insurance arrangements for its directors and officers after the merger.

     The Regal Board recognized these interests and determined that they neither supported nor detracted from the fairness of the merger to the shareholders of Regal.

CONDITIONS TO THE MERGER (PAGE 27)

     Regal and the merger subsidiaries are not required to complete the merger unless various conditions are satisfied. These include:

     - approval of the merger agreement by the shareholders of Regal;

     - no injunction that prohibits the merger;

     - clearance from U.S. antitrust agencies;

     - no governmental proceeding pending that materially limits the ownership or operation of Regal by KKR or Hicks Muse;

     - completion of a tender offer by Regal for certain of its outstanding debt securities if requested by the merger subsidiaries;

     - certain management personnel of Regal agreeing to certain equity-based incentive arrangements with Regal following the merger;

     - the merger subsidiaries' receipt of the merger financing proceeds; and

     - Regal's receipt of a solvency opinion.

TERMINATION OF THE MERGER AGREEMENT (PAGE 31)

     Regal and the merger subsidiaries can mutually agree to terminate the merger agreement at any time.

     Regal or either merger subsidiary can terminate the merger agreement if:

     - a governmental authority, such as a court, permanently prohibits the merger or refuses to grant an approval that is required;

     - any other party breaches or fails to perform under the merger agreement in a manner that would have a material adverse effect on such party unless cured within 30 days after notice of the breach;

     - the merger is not completed by May 31, 1998; or

     - Regal shareholders fail to approve the merger agreement.

     Either merger subsidiary can terminate the merger agreement if:

     - the Regal Board withdraws its approval or recommendation of the merger;
       or

     - the Regal Board agrees with a third party to enter into an alternative acquisition transaction that the Regal Board believes is more favorable to the Regal shareholders than the merger.

     Regal can terminate the merger agreement if:

     - the Regal Board receives an offer from a third party to enter into an alternative acquisition transaction that the Regal Board believes is more favorable to the Regal shareholders than the merger and Regal provides notice of the offer to the merger subsidiaries at least five days before it terminates the agreement.

FEES AND EXPENSES (PAGE 32)

     If the merger agreement is terminated because (i) the Regal Board withdraws its approval or recommendation of the merger, (ii) the Regal Board accepts an offer from a third party to enter into an alternate acquisition transaction that the Regal Board believes is more favorable to the shareholders than the merger or (iii) any person has made a proposal for an alternate acquisition transaction and thereafter the merger agreement is terminated because the merger has not been consummated by May 31, 1998 or because the shareholders of Regal do not approve the merger agreement, and within 12 months thereafter Regal agrees to or is the subject of an alternate acquisition transaction, then in each case of
(i), (ii) or (iii) Regal must pay the merger subsidiaries an aggregate termination fee of $28 million. In addition, if the Regal shareholders fail to approve the merger agreement for any reason, or if the termination fee otherwise becomes payable, then Regal must reimburse the merger subsidiaries for joint expenses of up to $4 million.

REGULATORY APPROVALS (PAGE 21)

     U.S. antitrust laws prohibit the parties from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. The waiting period expired on March 1, 1998.

FINANCING (PAGE 30)

     The merger subsidiaries have delivered to Regal copies of (i) commitment letters to provide equity financing of $375 million in connection with the merger from each of KKR and Hicks Muse, (ii) a commitment letter from the Bank of Nova Scotia and Bank of America National Trust & Savings Association to provide senior secured credit facilities of $780 million in the aggregate in connection with the merger and (iii) a letter from Morgan Stanley & Co. Incorporated to the effect that it was highly confident that it could arrange for the sale of up to $335 million of senior subordinated notes of Regal in connection with the merger. The commitment letters are subject to customary conditions, and the highly confident letter does not constitute a commitment by Morgan Stanley to place or purchase the senior subordinated notes.

RIGHTS OF SHAREHOLDERS WHO OBJECT TO THE MERGER (PAGE 22)

     Shareholders of Regal are not entitled to any appraisal rights under Tennessee law in connection with the merger. In addition, shareholders of Regal are not entitled to any other rights under Tennessee law or otherwise in connection with objecting to the merger, other than the right to vote against the merger at the special meeting or to institute a lawsuit if they believe Regal or its directors violated any of their obligations in connection with the merger.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 17)

     A shareholder of Regal generally will recognize gain or loss in connection with the merger in an amount equal to the difference between (a) the amount of cash received in exchange for Regal common stock in connection with the merger and (b) such shareholder's adjusted tax basis in such Regal common stock.

REGAL'S PLANS IF THE MERGER IS NOT CONSUMMATED (PAGE 22)

     If the merger is not consummated, Regal intends to remain independent and pursue its existing business plan for internal growth.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 38)

     Regal has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Regal as well as statements preceded by, followed by or that include the words "believes", "expects" or "anticipates" or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference in this Proxy Statement, could affect the actual future results of Regal and could cause those results or trends to differ materially from those expressed in our forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements which only speak as of the date hereof.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial data set forth below as of and for each of the fiscal years ended December 30, 1993, December 29, 1994, December 28, 1995, January 2, 1997 and January 1, 1998, are derived from the consolidated financial statements of Regal. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Supplemental Consolidated Financial Statements and Notes" thereto incorporated by reference herein.

                                                                  FISCAL YEAR ENDED
                                         --------------------------------------------------------------------
                                         DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   JANUARY 2,   JANUARY 1,
                                             1993           1994           1995          1997       1998(1)
                                         ------------   ------------   ------------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Revenues.............................    $214,359       $265,005       $309,022      $389,193     $479,097
  Operating income.....................      22,147         28,412         41,110        58,196       67,870
  Income before extraordinary item.....       8,716         12,702         17,953        25,817       35,199
  Extraordinary item net of tax:
     Gain (loss) on extinguishment of
       debt............................         190         (1,752)          (448)         (751)     (10,020)
  Net income...........................       8,906         10,950         17,505        25,066       25,179
OPERATING DATA(2):
  Theatre locations....................         160            195            206           223          256
  Screens..............................       1,110          1,397          1,616         1,899        2,306
  Average screens per location.........        6.94           7.16           7.84          8.52          9.0

                                                                AS OF
                                                              JANUARY 1,
                                                                 1998
                                                              ----------
BALANCE SHEET DATA:
  Total assets..............................................   $660,650
  Total long-term debt, including current maturities........    288,583
  Total shareholders' equity................................    306,575
  Book value per share at period end........................       8.49

---------------

(1) For 1997, Regal had several nonrecurring items that were primarily related to the acquisition of the business conducted by Cobb Theatres, L.L.C., which was consummated during the third quarter of 1997. These nonrecurring items were: (i) an extraordinary loss on debt extinguishment of $10,020,000 net of tax; (ii) merger expenses of $7,789,000 ($5,429,000, after tax); (iii) an impairment loss of long-lived assets under Statement of Financial Accounting Standards No. 121 of $4,960,000 ($3,075,000, after tax); and (iv) a deferred tax asset valuation allowance adjustment that reduced income taxes by $2,309,000. In 1996, Regal had the following nonrecurring items: (i) an extraordinary loss on debt extinguishment of $751,000 net of tax; and (ii) after tax expenses related to mergers and dividends of $1,429,000.
(2) Theatre locations and screens are stated at the end of the respective periods.

                      MARKET PRICES OF REGAL COMMON STOCK

     Regal's common stock is listed on the Nasdaq National Market under the symbol "REGL". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for Regal common stock as reported on the Nasdaq National Market, based on published financial sources, for the periods indicated. The per share information presented below has been adjusted to reflect a 50% stock dividend in December 1995 and September 1996.

                                                              SALES PRICE
                                                           ------------------
YEAR                                                        HIGH        LOW
----                                                       ------      ------
1995
  First Quarter..........................................  $11.67      $ 7.55
  Second Quarter.........................................   15.11       10.33
  Third Quarter..........................................   19.11       13.00
  Fourth Quarter.........................................   19.17       16.00
1996
  First Quarter..........................................  $25.34      $17.83
  Second Quarter.........................................   33.50       24.59
  Third Quarter..........................................   30.83       22.75
  Fourth Quarter.........................................   34.25       23.50
1997
  First Quarter..........................................  $30.75      $23.50
  Second Quarter.........................................   36.25       25.25
  Third Quarter..........................................   34.25       23.25
  Fourth Quarter.........................................   28.88       20.75
1998
  First Quarter..........................................  $31.19      $26.50
  Second Quarter (through April 15)......................  $30.25      $29.75

     The closing trading price of Regal common stock on January 16, 1998, the last trading day prior to the announcement by Regal of the merger, was $30.25, and on April 15, 1998, the last trading day prior to the date of this Proxy Statement, was $30.06.

     As of March 31, 1998, the record date for the special meeting of shareholders, there were approximately 402 holders of record of Regal common stock (the number of holders does not include the number of shareholders whose shares are held of record by a broker or clearing agency, but does include such a brokerage house or clearing agency as one record holder).

     Regal has not declared or paid a cash dividend on Regal common stock. It is the present policy of the Regal Board to retain all earnings to support operations and to finance expansion. Regal is restricted from the payment of cash dividends without prior approval pursuant to its existing credit agreement.

                              THE SPECIAL MEETING
DATE, PLACE AND TIME

     The special meeting of shareholders (as it may be adjourned or postponed, the "Special Meeting") of Regal Cinemas, Inc. ("Regal") will be held at 7132 Commercial Park Drive, Knoxville, Tennessee, on Monday, May 18, 1998, at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of January 19, 1998 (the "Merger Agreement"), among Regal, Screen Acquisition Corp., a Delaware corporation ("KKR Merger Subsidiary"), and Monarch Acquisition Corp., a Delaware corporation ("Hicks Muse Merger Subsidiary" and, together with KKR Merger Subsidiary, the "Merger Subsidiaries"), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, each Merger Subsidiary will be merged with and into Regal (the "Merger") with Regal being the surviving corporation (the "Surviving Corporation") and with each share of Regal's common stock, no par value (the "Regal Common Stock"), outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares of Regal Common Stock held by Regal or either Merger Subsidiary) being converted into the right to receive $31.00 in cash without interest (the "Merger Consideration"). Accordingly, upon consummation of the Merger, the current shares of Regal common stock will cease to represent ownership interests in Regal.

     The Board of Directors of Regal (the "Regal Board") has determined that the consideration to be paid to Regal shareholders in the Merger is fair to such holders and has adopted the Merger Agreement. The Regal Board has further determined that the Merger is advisable and in the best interests of Regal, and unanimously recommends that shareholders of Regal vote FOR approval of the Merger Agreement.

RECORD DATE; QUORUM

     The Regal Board has fixed the close of business on March 31, 1998 as the record date (the "Record Date") for the Special Meeting. Only holders of record of Regal Common Stock as of the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were issued and outstanding 36,119,028 shares of Regal Common Stock held by approximately 402 holders of record.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Regal Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.

REQUIRED VOTE

     Under Tennessee law, the approval of the Merger Agreement will require the affirmative vote of the holders at the close of business on the Record Date of a majority of the outstanding shares of Regal Common Stock.

     Holders of Regal Common Stock as of the Record Date are entitled to one vote per share of Regal Common Stock on each matter to be considered at the Special Meeting.

     As of the Record Date, directors and executive officers of Regal and their affiliates beneficially owned and were entitled to vote 2,852,295 shares of Regal Common Stock, which represented 7.9% of the shares of Regal Common Stock outstanding on the Record Date. Each director and executive officer has indicated his present intention to vote, or cause to be voted, the Regal Common Stock so owned by him for approval of the Merger Agreement.

VOTING OF PROXIES

     All shares of Regal Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in the manner specified by the holder thereof. Proxies which are so received but which do not contain voting instructions will be voted FOR approval of the Merger Agreement.

     Shareholders of Regal will not be entitled to present any matter for consideration at the Special Meeting, and no business is to be acted upon at the Special Meeting other than as set forth in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement.

     Shares of Regal Common Stock represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the Special Meeting, only shares affirmatively voted in favor of approval of the Merger Agreement will be counted as favorable votes for such approval. Since only the approval of the Merger Agreement will be voted upon at the Special Meeting, Regal does not expect to receive any "broker nonvotes". A "broker nonvote" occurs when a broker or other nominee holds shares of a beneficial owner which are represented at the Special Meeting, but such broker or nominee is not empowered to vote such shares on a particular proposal. Should any broker nonvotes be received, however, they will have the same effect as votes against approval of the Merger Agreement because they are not affirmative votes in favor thereof.

     The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the Special Meeting to permit further solicitations of proxies in favor of approval of the Merger Agreement; however, no proxy that is voted against the approval of the Merger Agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the Secretary of Regal, by submitting a signed proxy bearing a later date or by appearing at the Special Meeting and voting in person at the Special Meeting. No special form of revocation is required. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Regal will bear the cost of the solicitation of proxies from its shareholders, including the costs of preparing, filing, printing and distributing this Proxy Statement and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of Regal may solicit proxies from shareholders of Regal by telephone or telegram or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Regal will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, Regal has retained Corporate Communications, Inc. to assist in the solicitation of proxies by Regal for a fee of not more than $4,000 plus reasonable out-of-pocket costs and expenses. Any questions or requests regarding proxies or related materials may be directed to Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee 37210; telephone: (615) 254-3376 (collect); facsimile: (615) 742-1657; E-mail: glee@corpcomminc.com.

     SHAREHOLDERS SHOULD NOT SEND REGAL COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED BY THE SHAREHOLDERS AND THE MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT FOR THE EXCHANGE OF SHARES OF REGAL COMMON STOCK FOR THE MERGER CONSIDERATION.

                                  THE PARTIES
REGAL

     Regal operates multi-screen motion picture theatres, principally in the eastern United States, and is currently the second largest exhibitor in North America (based on number of motion picture theatre screens), operating 2,344 screens at 258 locations in 23 states.

     Regal was incorporated under the laws of the State of Tennessee in November 1989. Regal's principal offices are located at 7132 Commercial Park Drive, Knoxville, Tennessee 37918, and its telephone number is (423) 922-1123.

     For a more detailed description of the business and properties of Regal, see the descriptions thereof set forth in Regal's Annual Report on Form 10-K for the fiscal year ended January 1, 1998, which is incorporated herein by reference. See "Where You Can Find More Information".

MERGER SUBSIDIARIES, KKR AND HICKS MUSE

     KKR Merger Subsidiary was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any activities to date other than activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement. KKR Merger Subsidiary is currently owned by KKR 1996 Fund L.P. (the "KKR Fund"), a Delaware limited partnership, the general partner of which is KKR Associates 1996 L.P., an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR"). KKR is a private investment firm headquartered in New York, New York and Menlo Park, California.

     Hicks Muse Merger Subsidiary was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any activities to date other than activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement. Hicks Muse Merger Subsidiary is currently owned by an affiliate of Hicks, Muse, Tate & Furst Equity Fund III, L.P. (the "Hicks Muse Fund" and, together with the KKR Fund, the "Funds"), a private investment partnership organized at the direction of Hicks Muse Tate & Furst Incorporated ("Hicks Muse") and its affiliates, and is managed by an affiliate of Hicks Muse. Hicks Muse is a private investment firm with offices in Dallas, New York, St. Louis and Mexico City that specializes in leveraged acquisitions, recapitalizations and other principal investing activities.

     The Merger Agreement permits the Merger Subsidiaries to assign their rights under the Merger Agreement to any affiliate of either Merger Subsidiary, so long as the assigning Merger Subsidiary remains obligated for the assignee's performance of its obligations under the Merger Agreement.

                                   THE MERGER
BACKGROUND OF THE MERGER

     In October, 1997, KKR contacted Regal and requested an opportunity to meet with Regal. On October 22, 1997, at a meeting held during an industry trade show, representatives of KKR communicated to representatives of Regal that KKR was interested in discussing with Regal the possibility of making an investment in or acquiring Regal. At that time, Michael L. Campbell, Chairman, President and Chief Executive Officer of Regal, indicated to KKR that he would convey KKR's interest to the Regal Board. On November 3, 1997, Regal determined to engage Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor in connection with the possible sale of all or a portion of Regal. At that time, the Regal Board directed Goldman Sachs to make initial contacts with a number of potential financial and strategic acquirors to determine whether they had an interest in exploring a possible business combination with Regal.

     Pursuant to the Regal Board's direction, Goldman Sachs contacted eleven potential financial acquirors and seven potential strategic acquirors to assess their interest. During November, 1997, representatives of Regal met with and provided information to six of such parties who had indicated their interest in exploring discussions with Regal regarding a potential business combination and provided additional information on an ongoing basis to those parties who remained interested in considering a business combination with Regal.

     At the end of this initial round of discussions, the Regal Board authorized Goldman Sachs to solicit indications of interest with respect to the kind of business combination that such parties were interested in pursuing and the potential values and types of consideration that would be received by Regal's shareholders in connection with such a transaction. At that time, Regal received preliminary indications of interest from several potential acquirors, two of which were KKR and Hicks Muse.

     After receipt of these indications of interest, Regal and its representatives established times for each of the interested parties and their prospective lenders to conduct a more extensive business due diligence investigation of Regal. Regal also requested that prior to the submission of final bids, counsel for the interested parties advise counsel for Regal of their comments with respect to a draft merger agreement distributed to the potential acquirors. The draft merger agreement did not specify any amount of consideration to be paid in any proposed business combination or require any particular transaction structure. Regal instead permitted potential acquirors to propose the amount of consideration and transaction structure desired. Regal did, however, indicate to each potential acquiror that proposals providing for significant amounts of non-cash consideration would be at a disadvantage to proposals containing all cash or predominantly cash consideration.

     By December 19, 1997, all potential acquirors initially contacted by Regal and its representatives, other than KKR and Hicks Muse, had responded and indicated to Regal that they were not prepared to make a proposal to acquire Regal that would provide an amount of consideration to Regal shareholders that the Regal Board would find acceptable. On December 19, 1997, representatives of KKR and Hicks Muse informed representatives of Regal that they would be willing to offer an amount of consideration to Regal's shareholders that could be expected to be acceptable to the Regal Board only in the context of a joint KKR-Hicks Muse bid, which would then permit a combination of Regal with motion picture exhibition businesses controlled or to be controlled by KKR and Hicks Muse affiliates, thereby enabling them to achieve certain benefits of consolidation. Hicks Muse's agreement to acquire control of OSCAR I Corporation, the parent of United Artists Theatre Circuit, Inc., was terminated in February 1998. Neither the Merger nor the amount of consideration to be paid to Regal shareholders in the Merger is conditioned on consummation of such acquisition by Hicks Muse.

     On December 20, 1997, counsel for KKR and Hicks Muse provided counsel for Regal their comments with respect to the draft merger agreement proposed by Regal, and on December 21, 1997, counsel for Regal, KKR and Hicks Muse discussed those comments. On December 22, 1997, KKR and Hicks Muse made a joint proposal to acquire Regal in an all cash transaction at a purchase price of $28 per share of Regal Common Stock. On December 22, 1997, after discussions with senior officers of Regal and with Goldman Sachs, the Regal Board rejected this joint proposal.

     Following this rejection, representatives of KKR and Hicks Muse requested the opportunity to meet with Regal and its representatives again. On December 29, 1997, representatives of KKR and Hicks Muse met with representatives of Regal in Knoxville, Tennessee. At this meeting, representatives of KKR and Hicks Muse indicated their continuing interest in acquiring Regal. On January 5, 1998, representatives of KKR and Hicks Muse indicated that they were willing to increase the proposed purchase price to $30 per share in an all cash transaction. On January 5, 1998, after consultation with senior officers of Regal and with Goldman Sachs, the Regal Board determined to reject this proposal. The Regal Board directed Goldman Sachs to communicate that rejection to KKR and Hicks Muse but to indicate that Regal would consider a proposal by KKR and Hicks Muse which offered greater value to Regal's shareholders. Later that day, Goldman Sachs informed KKR and Hicks Muse of the Regal Board's determination.

     On January 9, 1998, representatives of KKR and Hicks Muse contacted representatives of Regal and indicated they were interested in meeting again. On January 12, 1998, representatives of KKR and Hicks Muse met with representatives of Regal and indicated their continuing interest in acquiring Regal. On January 13, 1998, representatives of KKR and Hicks Muse proposed to acquire Regal in an all cash transaction at a price of $30.75 per share of Regal Common Stock. On January 14, 1998, representatives of Regal, at the direction of the Regal Board, informed KKR and Hicks Muse that the Regal Board would be prepared to consider a proposal at a price of $31 per share of Regal Common Stock, subject to satisfactory resolution of issues relating to the proposed merger agreement, and in particular the conditions to the closing of the Merger, the obligation of KKR and Hicks Muse to cause such conditions to be satisfied and the no-solicitation and termination fee provisions. See "The Merger Agreement -- Conditions to the Merger", "The Merger Agreement -- No Solicitation", "The Merger Agreement -- Termination" and the "Merger
Agreement -- Fees and Expenses". Later that day, KKR and Hicks Muse increased their proposal to $31 per share in cash. The Regal Board then authorized its senior management, along with its legal and financial advisors, to negotiate the terms of a definitive merger agreement for consideration by the Regal Board at a meeting scheduled for January 18, 1998.

     From January 15 through January 18, 1998, Regal and its representatives and KKR and Hicks Muse and their representatives negotiated the terms of the Merger Agreement. Throughout this period, Mr. Campbell and Goldman Sachs informed members of the Regal Board of the status of these negotiations and consulted with them on issues raised in such negotiations. During this period, KKR and Hicks Muse insisted that the closing of the Merger (the "Closing") be conditioned on (i) arrangements with certain members of management relating to such persons' equity investments in, and continued employment with, Regal following the Merger (see "-- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Conditions to the Merger") and (ii) such arrangements becoming effective. In response to the insistence of KKR and Hicks Muse on this point, the Regal Board authorized Mr. Campbell, Gregory Dunn, the Chief Operating Officer of Regal, and Lewis Frazer III, the Chief Financial Officer of Regal, to engage in negotiations with KKR and Hicks Muse regarding the principal terms of their continued employment with Regal following the Merger in order to lessen the risk of a failure of that condition to closing. Agreements containing these terms were entered into by Messrs. Campbell, Dunn and Frazer on January 19, 1998.

     On January 18, 1998, the Regal Board met to consider the Merger Agreement and the transactions contemplated thereby, including the agreements to be entered into with Messrs. Campbell, Dunn and Frazer. Members of Regal's senior management and representatives of Cravath, Swaine & Moore and Bass, Berry & Sims PLC, counsel to Regal, as well as Goldman Sachs, made presentations to the Regal Board and discussed with the Regal Board their views and analyses of various aspects of the proposed Merger. Goldman Sachs delivered its oral opinion (subsequently confirmed in writing) to the Regal Board to the effect that as of such date the Merger Consideration to be received by Regal shareholders pursuant to the Merger Agreement is fair from a financial point of view to such holders. See "-- Opinion of Goldman Sachs". The Regal Board reviewed and considered, among other things, the matters described under "-- Reasons for the Merger and Recommendation of the Regal Board". After a full discussion, the Regal Board, by the unanimous vote of all directors present, resolved that the Merger is fair to and in the best interest of Regal and its shareholders, adopted the Merger Agreement and resolved to recommend that the shareholders of Regal vote to approve the Merger Agreement. Regal and the Merger Subsidiaries executed the Merger Agreement on January 19, 1998.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE REGAL BOARD

     At its meeting held on January 18, 1998, the Regal Board, by unanimous vote of all directors present, (i) determined that the consideration to be paid to Regal shareholders in the Merger is fair to such holders, (ii) adopted the Merger Agreement and the transactions contemplated thereby, (iii) determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Regal and its shareholders and (iv) resolved to recommend that Regal shareholders vote to approve the Merger Agreement. In connection with considering the Merger Agreement and in reaching the foregoing determination and recommendation, the Regal Board considered a number of factors, including, without limitation, the following potentially positive factors:

     1. The relationship of the Merger Consideration to the historical trading levels of Regal Common Stock, including the fact that the value of the Merger Consideration on a per share basis represented a substantial premium over recently prevailing market prices of Regal Common Stock (the closing trading price of Regal Common Stock on December 31, 1997, was $27.88) and that the value of the Merger Consideration represented a multiple of approximately 27.9 times the 1997 earnings (before non-recurring charges) and 13.0 times the 1997 EBITDA (as defined) per share of Regal Common Stock. See "Summary -- Market Prices of Regal Common Stock";

     2. The current and prospective environment in which Regal operates and, in particular, the competitive factors affecting the motion picture exhibition industry, including competition for acquisitions of theatre chains and of sites for new theatre development;

     3. The trend in the motion picture exhibition industry toward the development of megaplex theatres, which requires substantial capital expenditures, and the fact that the continued building of megaplex theatres by competitors of Regal may result in increased pressure on the profitability of Regal's non-megaplex theatres;

     4. The increasing dependence of Regal's results of operations on the performance of films in their opening weeks of exhibition, during which film companies typically charge a higher percentage of box office revenues as film rental;

     5. The fact that the Merger Agreement permits the Regal Board prior to the Special Meeting to furnish information to, or to engage in negotiations with, third parties and to terminate the Merger Agreement, in each case in response to an unsolicited acquisition proposal, if the Regal Board determines that such acquisition proposal is a "Superior Proposal" (as defined under "The Merger Agreement -- No Solicitation" below); and the Regal Board's belief that provisions of the Merger Agreement requiring the payment by Regal of a termination fee of $28 million and out-of-pocket expenses of KKR and Hicks Muse in connection with the Merger Agreement in an amount not to exceed $4 million in the event of such a termination would not unreasonably discourage third parties from making a Superior Proposal. See "The Merger Agreement -- No Solicitation"; "The Merger Agreement -- Termination"; and "The Merger Agreement -- Fees and Expenses";

     6. The fact that Regal (and Goldman Sachs on behalf of Regal) contacted a substantial number of potential bidders in a process designed to elicit third-party proposals to acquire Regal in the event the Regal Board determined that Regal should engage in a business combination, and that the participants in such process were afforded ample opportunity to submit such proposals to Regal;

     7. The presentation of Goldman Sachs (including the assumptions and methodologies underlying its analyses) made to the Regal Board and the opinion of Goldman Sachs to the effect that, as of the date of such opinion, the Merger Consideration to be received by Regal shareholders pursuant to the Merger Agreement is fair from a financial point of view to such holders. See
" -- Opinion of Goldman Sachs";

     8. The market prices and financial data related to companies engaged in the motion picture exhibition industry and the prices and premiums paid in recent acquisitions of motion picture exhibition companies;

     9. The terms and conditions of the Merger Agreement and related documents, including the absence of any such term or condition that in the view of the Regal Board is unduly onerous or is likely to prevent the consummation of the Merger. See "The Merger Agreement"; and

     10. The strong financial condition and business reputation of KKR and Hicks Muse, the experience and high rates of success of KKR and Hicks Muse in structuring and completing transactions similar to the Merger, and the ability of KKR and Hicks Muse to complete the Merger in a timely manner.

     The Regal Board also considered a number of potentially negative factors in its consideration of the Merger Agreement, including, without limitation, the following:

     1. The risk that the Merger would not be consummated as a result of the failure of any of the conditions to the Closing contained in the Merger Agreement to be satisfied or waived. See "The Merger Agreement -- Conditions to the Merger";

     2. The potentially substantial amount of management time and effort that would be required to consummate the Merger;

     3. The Regal Board was aware of the stock prices, varying from $19 to $44 per share, that various research analysts had estimated for Regal Common Stock in research reports dated from July 1997 to December 1997. Of these research reports, one estimated a current target price below the $31 per share Merger Consideration, one estimated a current target price range from $30 to $35 per share and six estimated prices above the $31 per share Merger Consideration. Of these six, four estimated twelve month target prices above the $31 per share Merger Consideration, one estimated a twenty-four to thirty-six month target price above the $31 per share Merger Consideration and one estimated a current private market value above the $31 per share Merger Consideration. In connection with such estimated prices, the Regal Board also considered the fact that such estimated prices are based on numerous assumptions and subjective factors which may or may not be achieved and the fact that such price estimates are not necessarily indicative of actual future results;

     4. The requirement in the Merger Agreement that Regal pay a termination fee of $28 million and out-of-pocket expenses of KKR and Hicks Muse in connection with the Merger Agreement in an amount not to exceed $4 million, in the event of a termination by Regal to accept a Superior Proposal. See "The Merger
Agreement -- Fees and Expenses"; and

     5. The fact that the Merger Subsidiaries do not have any material assets to satisfy liabilities which could potentially arise from a breach of the Merger Agreement.

     In addition, in reaching its conclusions, the Regal Board considered, among other things, the following:

     1. The Regal Board's review with senior officers of Regal and its financial and legal advisors of alternatives to the Merger, particularly the alternative of adhering to Regal's existing business plan for independent internal growth and, in this regard, the historical strength of Regal's existing operations and Regal's ongoing development plan with respect to new theatres and the extent to which certain of the factors described in this section pose risks to Regal's ability to meet the business and financial goals contained in Regal's existing business plan;

     2. The commitments with respect to the equity financing for the Merger received from KKR and Hicks Muse and with respect to the senior debt financing for the Merger received from The Bank of Nova Scotia and Bank of America National Trust & Savings Association, and the "highly confident" letter received from Morgan Stanley & Co. Incorporated ("Morgan Stanley") with respect to the subordinated debt financing for the Merger. See "The Merger
Agreement -- Financing"; and

     3. The fact that certain senior officers of Regal had interests in the Merger, as a result of conditions imposed by KKR and Hicks Muse, that were in addition to the interests of holders of Regal Common Stock generally, the terms of the agreements of such senior officers of Regal with KKR and Hicks Muse relating to the equity, compensation and other employment arrangements of such senior officers following the Merger, and the fact that such agreements resulted from the insistence of KKR and Hicks Muse that the Merger be conditioned upon the effectuation of certain such arrangements. The Regal Board also took into account the fact that the Key Executives (as defined) would receive equity interests in the Surviving Corporation or a company holding of all of the Surviving Corporation's common stock in exchange for a portion of their equity interests in Regal.

     The foregoing discussion of factors considered by the Regal Board is not intended to be exhaustive but is believed to include the material factors so considered. The Regal Board did not quantify or assign relative weights to the above factors. Rather, it viewed its position and recommendation as being based on the total information presented to and considered by it. In addition, individual members of the Regal Board may have given different weight to different factors.

     THE REGAL BOARD HAS ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF REGAL AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF REGAL VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF GOLDMAN SACHS

     On January 19, 1998, Goldman Sachs delivered its written opinion to the Regal Board (confirming its oral opinion given to the Regal Board on January 18, 1998), that as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Regal Common Stock. Goldman Sachs has consented to the disclosure of and reference to their opinion in this Proxy Statement.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JANUARY 19, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE

OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF REGAL ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K of Regal for the five fiscal years ended January 2, 1997;
(iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Regal; (iv) certain other communications from Regal to its shareholders; and
(v) certain internal financial analyses and forecasts for Regal prepared by its management. In addition, Goldman Sachs reviewed the reported price and trading activity for Regal Common Stock, compared certain financial and stock market information for Regal with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the motion picture exhibition industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In rendering its opinion, Goldman Sachs took into account, with Regal's consent, management's views as to the risks and uncertainties in achieving Regal's forecasts. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Regal or any of its subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Regal Board in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of shares of Regal Common Stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the Regal Board on January 19, 1998.

          (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for shares of Regal Common Stock and analyzed the consideration to be received by holders of shares of Regal Common Stock pursuant to the Merger Agreement in relation to the closing market price of such shares in the time periods referenced below. Such analysis indicated that from January 16, 1997 to January 16, 1998, the closing market price ranged from a low of $21.00 to a high of $35.75.

          (ii) Present Value of Potential Future Share Prices. Goldman Sachs performed an analysis of the present value at December 31, 1997 of the potential share price of Regal Common Stock at December 31, 1998 as a multiple of 1999 earnings per share ("EPS") using estimates from Institutional Brokers Estimates System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Goldman Sachs analyzed these potential future share prices using IBES forecasts for 1999 EPS of $1.91 per share of Regal Common Stock, multiples ranging from 13.0x to 18.0x and discount rates ranging from 12.5% to 17.5% (the "IBES Share Prices"). Such analysis indicated that the IBES Share Prices ranged from a low of $21.13 to a high of $30.56.

          In addition, Goldman Sachs analyzed the present value at December 31, 1997 of the potential share price of Regal Common Stock at December 31, 1998 as a multiple of estimated 1999 EPS using projected financial information prepared by Regal's management. Due to the risks and uncertainties associated with achieving Regal's projected future earnings, including those related to industry fundamentals as well as Regal's ability to build new theatres in the time frame set forth in management's projections, in making its analysis, Goldman Sachs used estimated 1999 EPS from Regal's management in amounts ranging from a low of $1.62 per share of Regal Common Stock to a high of $2.70 per share (the "Management Projections"). In calculating such potential future share prices based on the Management Projections (the "Management Share Prices"), Goldman Sachs used multiples ranging from 13.0x to 18.0x and a 15% discount rate. Such analysis indicated that the Management Share Prices ranged from (a) assuming estimated 1999 EPS of $1.62 is achieved, a low of $18.31 to a high of $25.36; (b) assuming estimated 1999 EPS of $1.89 is achieved, a low of $21.37 to a high of $29.58; (c) assuming estimated 1999 EPS of $2.16 is achieved, a low of $24.42 to a high of $33.81; (d) assuming estimated 1999 EPS of $2.43 is achieved, a low of $27.47 to a high of $38.03 and (e) assuming estimated 1999 EPS of $2.70 is achieved, a low of $30.52 to a high of $42.26.

          (iii) Selected Transactions Analysis. Goldman Sachs reviewed selected transactions in the motion picture exhibition industry since 1991, and it also analyzed certain information relating to the following five most recent transactions in the motion picture exhibition industry since June 1, 1997: WestStar Holdings Inc.'s acquisition of Cinamerica Theatres Limited Partnership; Hicks Muse's acquisition of United Artists Theatre Circuit, Inc.; KKR's acquisition of Act III Theaters Inc.; Sony Retail Entertainment's acquisition of Cineplex Odeon Corp.; and Regal's acquisition of Cobb Theatres, L.L.C. (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions aggregate consideration (a) as a levered multiple of latest twelve months ("LTM") revenues ranged from a low of 1.2x to a high of 2.7x, with an average of 1.8x, as compared to 3.1x for the Merger, (b) as a levered multiple of theatre level cash flow ranged from a low of 7.2x to 9.9x, with an average of 8.3x, as compared to 11.4x for the Merger, and (c) as a levered multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged from a low of 8.0x to a high of 11.4x, with an average of 10.3x, as compared to 13.2x for the Merger.

          (iv) Leveraged Buyout Analysis. Goldman Sachs performed a summary theoretical leveraged buyout ("LBO") analysis using Regal's management estimates, (including $45 million in transaction costs) and based on a December 31, 1997 proposed capital structure. This proposed capital structure consisted of senior debt, subordinated debt and common equity levels of 2.7x, 1.8x and 4.7x, respectively, for an aggregate of 9.2x of 1998 estimated EBITDA. Goldman Sachs analyzed the implied equity returns using terminal year 2002 EBITDA multiples ranging from 8.0x to 12.0x under three case scenarios: (a) assuming that 100% of EBITDA is achieved in 1998 and 1999 and 25 theatres are built each year after 1999 (the "Aggressive Case"); (b) assuming that 90% of managements' estimated EBITDA is achieved in 1998 and 1999 and assuming that the 25 theatres built each year after 1999 are built at an incremental capital cost of $710,000 per theatre (the "LBO Sensitivity Case One"); and (c) assuming that 80% of managements' estimated EBITDA is achieved in 1998 and 1999 and assuming that the 25 theatres built each year after 1999 are built at an incremental capital cost of $710,000 per theatre (the "LBO Sensitivity Case Two"). At a purchase price of $31.00 per share of Regal Common Stock, such analysis indicated implied equity returns ranging from 29.6% to 42.2% in the Aggressive Case; 22.6% to 35.7% in LBO Sensitivity Case One; and 19.1% to 32.6% in LBO Sensitivity Case Two.

          (v) Analysis of the Purchase Price. Goldman Sachs also prepared a financial analysis of the Merger and calculated various multiples using projected financial information from Regal and other financial information prepared by Regal's management. Based upon a purchase price of $31.00 per share of Regal Common Stock, 37.4 million shares of Regal Common Stock outstanding, on a fully diluted basis, as of December 31, 1997 and net debt of $283.3 million as of December 31, 1997, Goldman Sachs calculated an enterprise value for the Merger of $1,442.7 million (the "Enterprise Value"). Goldman Sachs compared the Enterprise Value as a multiple of (i) revenue, (ii) theatre level cash flow and (iii) EBITDA. Such analysis indicated that the Enterprise Value (i) as a multiple of estimated revenue, was 3.1x and 2.1x for 1997 and 1998, respectively, (ii) as a multiple of estimated theatre cash flow, was 11.5x and 8.0x for 1997 and 1998, respectively and (iii) as a multiple of estimated EBITDA, was 13.2x and 8.9x for 1997 and 1998. Goldman Sachs also compared the $31.00 per share purchase price as a multiple of estimated 1997 EPS and estimated 1998 EPS. Such analysis indicated that the purchase price as a multiple of estimated 1997 EPS was 27.9x and as a multiple of estimated 1998 EPS was 19.0x.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses; however, it did not consider the twelve month target prices of research analysts with respect to Regal Common Stock referred to above since such price estimates are based on numerous assumptions and subjective factors which may or may not be achieved and such price estimates are not necessarily indicative of actual future results. No company or transaction used in the above analyses as a comparison is directly comparable to Regal or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Regal Board as to the fairness from a financial point of view of the $31.00 per share in cash to be received by the holders of shares of Regal Common Stock pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Regal, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Regal Board was one of many factors taken into consideration by the Regal Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Regal selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Regal, having provided certain investment banking services to Regal, including having acted as lead manager in the offering of 8 1/2% Senior Subordinated Notes due October 1, 2007, in September 1997, having acted as dealer manager for the Offer to Purchase for Cash all of its Outstanding 10 5/8% Senior Secured Notes due 2002 in August 1997, and having acted as its financial advisor in connection with, and participated in certain of the negotiations leading to, the Merger Agreement.

     Goldman Sachs also periodically provides investment banking services to KKR and its affiliates and Hicks Muse and its affiliates, including for KKR and its affiliates, having acted as lead manager in the offering of common stock for AutoZone Incorporated in November 1997 and of common stock for Safeway Inc. in December 1997, and for Hicks Muse, having acted as financial advisor in the sale of Morningstar Group Inc. in November 1997 and having acted as co-manager in the offering of Convertible Exchangeable Preferred Shares for Evergreen Media Corporation in June 1997. Goldman Sachs may provide investment banking services to KKR and Hicks Muse and their affiliates in the future. In addition, an affiliate of Goldman Sachs is a co-investor with an affiliate of Hicks Muse in Marcus Cable Company, L.P.

     Pursuant to a letter agreement dated November 3, 1997 (the "Engagement Letter"), Regal engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. Pursuant to the terms of the Engagement Letter, Regal has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of 0.45% of the aggregate consideration received up to and including $30.00 per share of Regal Common Stock plus an increasing percentage up to 2.25% of the amount by which the aggregate consideration received exceeds $30.00 per share of Regal Common Stock. Regal has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. If the Merger is consummated, the aggregate fees to be paid to Goldman Sachs in connection with the Merger will be approximately $5.6 million.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. Federal income tax consequences of the Merger to United States persons who hold their shares of Regal Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The discussion does not address the tax consequences that might be relevant to Regal shareholders entitled to special treatment under U.S. Federal income tax laws (including, without limitation, dealers in securities or foreign currency, tax-exempt entities, banks, trusts, insurance companies, persons that hold Regal Common Stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign persons, including foreign individuals, partnerships and corporations). Nor does it discuss the tax consequences that might be relevant to Regal shareholders that actually or constructively (applying the attribution rules of Section 318 of the Code) will own Regal Common Stock after the Merger or to Regal shareholders that acquired their Regal Common Stock through the exercise or cancelation of employee stock options or otherwise as compensation. This discussion also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     The discussion is based upon the Code, final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions and administrative pronouncements, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Regal has not sought and will not seek a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to U.S. Federal income tax consequences described below and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

     The receipt of cash for shares of Regal Common Stock in the Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. As a result, a Regal shareholder will recognize gain for Federal income tax purposes in connection with the Merger in an amount equal to the excess of (a) the amount of cash received in the Merger over (b) such shareholder's adjusted tax basis in his or her Regal Common Stock. A Regal shareholder will recognize loss for Federal income tax purposes as a result of the Merger in an amount equal to the excess of (a) such shareholder's adjusted tax basis in his or her Regal Common Stock over (b) the amount of cash received in the Merger. Any such gain or loss recognized by a Regal shareholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the underlying Regal Common Stock has been held by such Regal shareholder for more than 12 months as of the Effective Time. For noncorporate Regal shareholders, long-term capital gain generally will be subject to U.S. Federal income tax at a maximum rate of 28% if the underlying Regal Common Stock has been held for more than 12 months but not more than 18 months as of the Effective Time. If the underlying Regal Common Stock has been held for more than 18 months as of the Effective Time, however, any long-term capital gain recognized by a noncorporate Regal shareholder generally will be subject to U.S. Federal income tax at a maximum rate of 20%. There are limits on the deductibility of capital losses.

     EACH REGAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN PERSONAL TAX ADVISOR CONCERNING THE APPLICABILITY OF ANY FOREIGN LAWS AS WELL AS OTHER FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Regal Board, shareholders should be aware that certain members of the Regal Board and certain executive officers of Regal have certain interests in the Merger that are in addition to the interests of Regal's shareholders generally.

     Employment Agreements. Regal and each of Messrs. Campbell, Dunn and Frazer have agreed that they will enter into employment agreements (the "Employment Agreements") to be effective on or prior to the Effective Time in a form to be mutually agreed. The Employment Agreements will have a three-year term (the "Term").

     Under the Employment Agreements, Mr. Campbell will serve as Chairman of the Board of Directors and Chief Executive Officer, Mr. Dunn will serve as Chief Operating Officer and Mr. Frazer will serve as Chief Financial Officer, of the Surviving Corporation (or any other entity holding the operations of Regal and certain other motion picture theatre exhibition companies controlled by affiliates of KKR).

     Set forth below is a chart showing such executives' base salaries and bonuses for attaining specified target performance goals after the Merger. The actual bonuses paid may be greater or less than such amounts depending on actual performance.

                             BASE
                            SALARY        TARGET BONUS
                           --------       ------------
Mr. Campbell               $500,000   140% of Base Salary
Mr. Dunn                   $325,000   100% of Base Salary
Mr. Frazer                 $275,000   100% of Base Salary

     Such executives also will be entitled to participate in all other benefit programs applicable to senior executives of the Surviving Corporation.

     Under the Employment Agreements, in the event such an executive's employment is terminated by the Surviving Corporation without "Cause" or by the executive with "Good Reason" (as each such term is defined in the applicable Employment Agreement), such Executive will receive (i) cash severance equal to the greater of two times his base salary or the base salary payable over the remaining Term of the Employment Agreement, payable in installments over 24 months (or, if longer, the remaining Term of the Employment Agreement) and (ii) continued participation in the Surviving Corporation's welfare benefit programs, as applicable, during the period such Executive receives severance payments.

     The Employment Agreements will also contain other customary provisions.

     Equity Interests. Under the Merger Agreement, the obligation of the Merger Subsidiaries to consummate the Merger is subject to (i) Mr. Campbell, Mr. Dunn, Mr. Frazer and several other senior executive officers of Regal (the "Key Executives") entering into certain equity-based incentive arrangements with Regal and (ii) such arrangements becoming effective. Regal and each of the Key Executives have entered into agreements with respect to such arrangements. Under these arrangements, the Key Executives will receive immediately exercisable options to purchase common stock of the Surviving Corporation (or a holding company with respect thereto) and the Key Executives will not receive the cash payment otherwise contemplated by the Merger Agreement for a portion of the value of their existing equity interests in Regal as described below under "-- Warrants and Stock Options". Mr. Campbell, Mr. Dunn and Mr. Frazer, the three most senior officers of Regal, will receive cash payments for the value of a portion of the options they hold to acquire Regal Common Stock of $0 (excluding $6,848,003 in respect of Regal Stock Options held by Mr. Campbell that his former spouse has the right to receive under a pre-existing agreement between them), $1,878,422 and $2,138,574, respectively. The aggregate cash payments that all executive officers, directors and Key Executives of Regal will receive for the options and warrants they hold to acquire Regal Common Stock is $18,635,714. All of such cash payments are based on the difference between the $31.00 per share merger consideration and the per share exercise prices of such options and warrants. The portions of the Key Executives' existing equity interests for which the Key Executives will not receive such cash payment are called "Equity Interests". Mr. Campbell's Equity Interest would have a value, as of the closing date of the Merger (the "Closing Date"), equal to 60% of the aggregate value of the Regal Common Stock and Regal Stock Options (i.e., the Merger Consideration less the applicable exercise price) currently held by Mr. Campbell (such aggregate value calculated excluding $6,848,003 in respect of Regal Stock Options held by Mr. Campbell that his former spouse has the right to receive under a pre-existing agreement between them). The Equity Interests of the other Key Executives would have a value as of the Closing Date equal to 50% of the value of the outstanding Regal Stock Options currently held by them. Each of the Key Executives will, like other Regal shareholders, receive cash in the Merger for all shares of Regal Common Stock they currently own, so that their respective Equity Interest in the Surviving Corporation will be comprised of the applicable value of a portion of their Regal Stock Options, as set forth in the table below. As part of his employment arrangements following the Merger, Mr. Campbell has agreed to purchase shares of common stock of the Surviving Corporation, which would represent approximately 0.3% of the outstanding common stock after giving effect to such purchase, at a purchase price of $31.00 per share (subject to customary antidilution and similar adjustments).

     Each of the Key Executives also will be entitled to receive additional options to purchase common stock of the Surviving Corporation (the "New Options") that have an aggregate exercise price equal to 1.1 times the value (determined as described in the preceding paragraph) of the Equity Interest of that Key Executive (including, in Mr. Campbell's case, the shares of common stock of the Surviving Corporation that he is required to purchase after the Merger). Each New Option will have an exercise price equal to the per share cost of the Regal Common Stock to the Funds (i.e., the $31.00 per share Merger Consideration), so they will have no built in spread as of the date of grant. Seventy-five percent of the New Options will become exercisable over a five-year period and the remaining 25% of the New Options will become exercisable upon the achievement of certain performance goals or, if those goals are not met, nine years after the date of grant.

     In considering the Merger, the Regal Board took into account the fact that the Key Executives would receive equity interests in the Surviving Corporation or a company holding all of the Surviving Corporation's common stock in exchange for a portion of their equity interests in Regal. In this connection, the Regal Board also took in account that KKR and Hicks Muse required the Key Executives to agree to these arrangements as a condition to the Merger.

     Warrants and Stock Options. As of the Record Date, certain of the directors of Regal beneficially owned warrants ("Regal Warrants") to acquire an aggregate of 158,455 shares of Regal Common Stock, and the directors and executive officers of Regal had options ("Regal Stock Options") granted under the 1993 Employee Stock Incentive Plan, the Regal Cinemas, Inc. Employee Stock Option Plan, the Regal Cinemas, Inc. Participant Stock Option Plan or the 1993 Outside Directors' Stock Option Plan (collectively, the "Regal Stock Plans") to acquire an aggregate of 2,117,225 shares of Regal Common Stock.

     The Merger Agreement provides that Regal will offer (the "Regal Warrant Offer") to purchase each Regal Warrant for a purchase price equal to the product of (i) the difference between $31.00 and the per share exercise price of such Regal Warrant and (ii) the number of shares of Regal Common Stock which may be purchased pursuant to such Regal Warrant. The Regal Warrants were issued in connection with Regal's financings prior to its initial public offering in 1993. All of the Regal Warrants are currently exercisable.

     The Merger Agreement provides that, unless otherwise agreed (as in the case of the Key Executives), holders of Regal Stock Options will receive a cash payment equal to the product (the "Regal Option Value") of (i) the difference between the Merger Consideration and the applicable Regal Stock Option exercise price and (ii) the number of shares of Regal Common Stock which may be purchased pursuant to such Regal Stock Option.

     The table below identifies (i) the cash payment to be received by each director, executive officer and Key Executive of Regal at the Closing in respect of the Regal Warrants and Regal Stock Options held thereby as of the Record Date (assuming for this purpose that each such person who holds Regal Warrants accepts the Regal Warrant Offer) and (ii) the value of the Regal Stock Options (assuming for this purpose that the value of each Regal Stock Option is equal to the Regal Option Value) held by each director, executive officer and Key Executive of Regal for which such director, executive officer or Key Executive will not receive a cash payment and which constitutes an Equity Interest as described above under "-- Equity Interests". The Equity Interest in the Surviving Corporation for each recipient will be granted in the form of options to acquire common stock of the Surviving Corporation or a company holding all of the Surviving Corporation's common stock, with an aggregate spread (based on a value of $31.00 per share of Surviving Corporation common stock) equal to the value of his or her Equity Interest shown below. In addition, each such person will receive New Options (as described above under "-- Equity Interests") that have an aggregate exercise price equal to 1.1 times the value of his or her Equity Interest. Each New Option will have an exercise price equal to the per share cost of the Regal Common Stock to the Funds (i.e., the $31.00 per share Merger Consideration), so they will have no built in spread as of the date of grant. The vesting schedule for the New Options is described above under "-- Equity Interests".

                                                         CASH PAYMENT         VALUE OF
                                                         IN RESPECT OF      REGAL STOCK
                                                             REGAL            OPTIONS
                                                         WARRANTS AND       CONSTITUTING
                                                          REGAL STOCK         "EQUITY
NAME                                                        OPTIONS          INTERESTS"
----                                                     -------------      ------------
Michael L. Campbell....................................   $         0(1)    $ 7,178,003
Gregory W. Dunn........................................   $ 1,878,422       $ 1,878,422
Robert A. Engel........................................   $ 2,374,575       $         0
Lewis Frazer III.......................................   $ 2,138,574       $ 2,138,574
R. Neal Melton.........................................   $ 2,065,565       $         0
R. Keith Thompson......................................   $ 1,034,804       $ 1,034,804
Susan Seagraves(3).....................................   $   734,550       $   734,550
Philip D. Borack.......................................   $   782,394       $         0
Michael E. Gellert.....................................   $ 2,711,480(2)    $         0
J. David Grissom.......................................   $ 2,186,163       $         0
William H. Lomicka.....................................   $ 1,136,810       $         0
Herbert S. Sanger, Jr..................................   $   163,133       $         0
Jack Tyrrell...........................................   $    91,054       $         0
J. E. Henry............................................   $   674,274       $   674,274
Robert J. Del Moro.....................................   $   663,916       $   663,916
          Total........................................   $18,635,714       $14,302,543

---------------

(1) Excludes $6,848,003 in respect of Regal Stock Options held by Mr. Campbell that his former spouse has the right to receive under a pre-existing agreement between them.
(2) Includes a cash payment with respect to a Regal Warrant issued to Windcrest Partners, of which Mr. Gellert is a general partner. See "Ownership of Voting Securities".
(3) Ms. Seagraves is an executive officer of Regal but is not a "Key Executive" as defined in the Merger Agreement. While she has not yet entered into a written agreement to reduce her cash payment in respect of Regal Stock Options and to receive Equity Interests with a value equal to such reduction, it is anticipated that such an agreement will be entered into prior to the consummation of the Merger. The table assumes that such an agreement will be entered into prior to the consummation of the Merger.

     Officers and Directors Indemnification; Insurance. In the Merger Agreement, the Merger Subsidiaries and Regal have agreed that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing as of the date of the Merger Agreement in favor of the current or former directors or officers of Regal and its subsidiaries (such persons, "Indemnified Persons") as provided in their respective charters (or similar constitutive documents) or by-laws and any existing indemnification agreements or arrangements with Regal will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons. The Merger Subsidiaries and Regal have also agreed, subject to certain limitations, that the Surviving Corporation will maintain, for a period of six years from the Effective Time, Regal's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring at or prior to the Effective Time for all Indemnified Persons.

REGULATORY FILINGS AND APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications and certain information have been given to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and waiting period requirements have been satisfied. The waiting period expired on March 1, 1998.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Special Meeting, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of Regal or its subsidiaries or the Merger Subsidiaries or their affiliates.

     In addition, state antitrust authorities may also bring legal action under state antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of Regal or the Merger Subsidiaries or their affiliates. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

RIGHTS OF SHAREHOLDERS WHO OBJECT TO THE MERGER

     Shareholders of Regal are not entitled to any appraisal rights under Tennessee law in connection with the Merger. In addition, shareholders of Regal who object to the Merger are not entitled to any other rights under Tennessee law or otherwise in connection with the Merger, other than the right to vote against the Merger at the Special Meeting or to institute a lawsuit if they believe Regal or its directors violated any of their obligations in connection with the Merger.

REGAL'S PLANS IF THE MERGER IS NOT CONSUMMATED

     If the Merger is not consummated, Regal intends to continue to remain independent and pursue its existing business plan for internal growth.

                              THE MERGER AGREEMENT

     The following describes the material terms of the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A and is incorporated herein by reference. The description of the Merger Agreement set forth below is qualified in its entirety by reference thereto. Shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

     At the Effective Time, each Merger Subsidiary will be merged with and into Regal, the separate corporate existence of each Merger Subsidiary will cease and Regal will continue as the Surviving Corporation. As a result of the Merger, the Surviving Corporation will succeed to and assume all the rights and obligations of each Merger Subsidiary in accordance with the Tennessee Business Corporation Act and the Delaware General Corporation Law.

     As soon as practicable on the Closing Date, which will be no later than the second business day following the satisfaction or waiver of the conditions set forth in the Merger Agreement, articles of merger and all other appropriate documents (in any such case, the "Articles of Merger") will be filed by the parties with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Articles of Merger.

CONVERSION OF SECURITIES

     At the Effective Time, each issued and outstanding share of Regal Common Stock (other than shares owned by either Merger Subsidiary or Regal, which will be canceled without payment) will be converted into the right to receive the Merger Consideration from the Surviving Corporation following the Merger.

     Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of KKR Merger Subsidiary and each share of common stock, par value $.01 per share, of Hicks Muse Merger

Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into common stock, no par value, of the Surviving Corporation.

EXCHANGE OF CERTIFICATES; PROCEDURES FOR EXCHANGE

     Prior to the Effective Time, the Merger Subsidiaries will appoint a bank or trust company that is reasonably satisfactory to Regal to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. As of the Effective Time, the Surviving Corporation will deposit with the Paying Agent, for the benefit of the holders of shares of Regal Common Stock, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund").

     As soon as reasonably practicable (and in any event no later than ten days) after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Regal Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to a Certificate will pass, only upon proper delivery of such Certificate to the Paying Agent. Each holder of record of a Certificate will, upon surrender to the Paying Agent of such Certificate, be entitled to receive in exchange therefor the amount of cash which the number of shares of Regal Common Stock previously represented by such Certificate has been converted into the right to receive pursuant to the Merger Agreement, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Regal Common Stock which is not registered in the transfer records of Regal, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if, and only if, such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the Merger Agreement.

     All cash paid upon the surrender therefor of Certificates in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Regal Common Stock exchanged for cash theretofore represented by such Certificates. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Regal Common Stock which were outstanding immediately prior to the Effective Time, and if after the Effective Time such Certificates are presented to Regal for transfer, they will be canceled against delivery for cash as provided in the Merger Agreement.

     Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with the exchange provisions of the Merger Agreement may thereafter look only to the Surviving Corporation (as general creditors thereof) for payment of their claim for Merger Consideration.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Regal with respect to Regal and its subsidiaries relating to, among other things: (a) their corporate organization, existence and good standing and similar corporate matters; (b) their capitalization; (c) the authorization, execution, delivery and enforceability of the Merger Agreement; (d) the absence of conflicts, violations and defaults under their charters or by-laws and certain other agreements and documents; (e) the absence of required consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, certain governmental entities relating to the Merger; (f) the documents and reports filed with the Securities and Exchange

Commission (the "SEC") and the accuracy and completeness of the information contained therein; (g) this Proxy Statement and the documents prepared in connection with Regal's obligation, if requested by the Merger Subsidiaries, to commence an offer to purchase (the "Debt Tender Offer") all of Regal's 8 1/2% Senior Subordinated Notes due 2007 (the "Regal Subordinated Notes") and the accuracy and completeness of the information contained herein and therein; (h) the absence of a Material Adverse Effect (as defined below) on Regal or certain other material changes or events since October 2, 1997; (i) the existence of necessary permits or approvals from certain governmental entities, the absence of material pending or threatened litigation and compliance with applicable laws; (j) filing of tax returns and payment of taxes; (k) the absence of defaults under material contracts; (l) owned and leased real property matters;
(m) environmental matters; (n) labor matters; (o) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974; (p) information relating to subsidiaries; (q) the shareholder vote required to approve the Merger; (r) the recommendation of the Regal Board with respect to the Merger Agreement; (s) the inapplicability of the Tennessee Business Combination Act to the Merger; (t) brokers' fees and expenses; and (u) the receipt of an opinion of Goldman Sachs.

     The Merger Agreement also contains various representations and warranties of each Merger Subsidiary relating to, with respect to such Merger Subsidiary, among other things, (a) its corporate organization, existence and good standing and similar corporate matters; (b) its capitalization; (c) the authorization, execution, delivery and enforceability of the Merger Agreement; (d) the absence of conflicts, violations and defaults under its certificate of incorporation or by-laws and certain other agreements and documents; (e) the absence of required consents, approvals, orders or authorizations of, or registrations, declarations or filings with, certain governmental entities relating to the Merger; (f) this Proxy Statement and the documents prepared in connection with the Debt Tender Offer and the accuracy and completeness of the information contained herein and therein; (g) the absence of subsidiaries; (h) brokers' fees and expenses; (i) the ownership of Regal Common Stock; (j) the financing for the Merger; and (k) the absence of a Material Adverse Effect on it since the date of the Merger Agreement.

     As used in the Merger Agreement and this Proxy Statement, the term "Material Adverse Effect" means, when used in connection with Regal, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of Regal and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (a) the economy or securities markets in general, (b) the Merger Agreement or the transactions contemplated thereby or the announcement thereof or (c) the motion picture exhibition industry in general, and not specifically relating to Regal or its subsidiaries, attributable solely to quarterly fluctuations in box office receipts based on the available films; and the term "Material Adverse Effect" means, when used in connection with either Merger Subsidiary, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to its ability to consummate the transactions contemplated hereby.

CONDUCT OF BUSINESS PENDING THE MERGER

     Regal has agreed as to itself and its subsidiaries that (except as expressly contemplated, required or permitted by the Merger Agreement or as set forth in its disclosure schedule to the Merger Agreement), during the period from the date of the Merger Agreement until the Effective Time, Regal and its subsidiaries will carry on their respective businesses only in the usual, regular and ordinary course consistent with past practice in all material respects and use their reasonable best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will not be impaired at the Effective Time.

     Regal has further agreed as to itself and its subsidiaries that (except as expressly contemplated, required or permitted by the Merger Agreement or as set forth in its disclosure schedule to the Merger Agreement), during the period from the date of the Merger Agreement until the Effective Time, Regal will not, nor will it permit any of its subsidiaries to:

          (a) enter into any new line of business, or incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to that are either (i) contemplated in Regal's current capital budget, a copy of which has been furnished to the Merger Subsidiaries prior to the date of the Merger Agreement (the "Regal Capital Budget"), or (ii) not in excess of $15,000,000 individually or in the aggregate;

          (b) (i) declare, set aside or pay any dividends on or make other distributions in respect of any capital stock, (ii) adjust, split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or (iii) except pursuant to the Debt Tender Offer and except as described under "-- Employee Benefits; Regal Equity Plans", repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of capital stock or any debt securities, warrants or options, in each case issued by Regal or any of its subsidiaries;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, or any other securities or equity equivalents (including stock appreciation rights), or enter into any agreement with respect to any of the foregoing, other than the issuance of Regal Common Stock upon the exercise of Regal Stock Options or Regal Warrants that are outstanding on the date of the Merger Agreement;

          (d) amend or propose to amend the charter (or similar constitutive documents) or by-laws of Regal or any of its subsidiaries;

          (e) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any corporation, partnership, association or other business organization or any division or business thereof, if the aggregate amount of the consideration paid or transferred by Regal in connection with all such transactions would exceed $15,000,000;

          (f) sell, lease, mortgage, encumber or otherwise dispose of, any material assets (including capital stock of subsidiaries);

          (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Regal or any of its subsidiaries or guarantee any debt securities of others or enter into any "keep well" or similar arrangement, other than revolving credit borrowings or borrowings to fund capital expenditures described in clause (a) above, in each case under Regal's existing credit agreement;

          (h) take any action that would result in any of the representations and warranties of Regal set forth in the Merger Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in the Merger Agreement not being satisfied;

          (i) change its fiscal year or its methods, principles or practices of accounting in effect at October 2, 1997, except as required by changes in generally accepted accounting principles ("GAAP"), or alter or change in any material respect its practices and policies relating to the payment of film costs, accrued liabilities or accounts payable or collection of box office or concession revenues;

          (j) (i) enter into, adopt, amend or terminate any Regal employee benefit plan (a "Regal Benefit Plan") or any agreement, arrangement, plan or policy between such party and one or more of its directors, officers or employees, except for any such actions taken in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement, except for normal salary compensation increases, benefit changes or cash bonus awards made in the ordinary course of business consistent with past practice, or (iii) create or amend the Regal Stock Plans or grant any equity based award pursuant to any Regal Stock Plan or otherwise;

          (k) (i) except as set forth in clause (iii) below, pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the Merger Agreement, (ii) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice, or (iii) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters does not exceed $5,000,000;

          (l) enter into or commit to enter into, or assume, any operating or capital lease, other than (i) any such lease contemplated by the Regal Capital Budget or Regal's operating budget, a copy of which has been provided to the Merger Subsidiaries prior to the date of the Merger Agreement, or (ii) any such operating lease which is not material to Regal and its subsidiaries, taken as a whole;

          (m) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

          (n) enter into any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement;

          (o) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Regal's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the documents required to be filed with the SEC by Regal since January 1, 1995;

          (p) make any material income tax election, amend any material tax return or settle or compromise any material tax liability;

          (q) liquidate, or cause to be liquidated, any of R.C. Cobb, Inc., Cobb Theatres II, Inc. or Cobb Finance Corp. (the "Cobb Subsidiaries") or merge, or cause to be merged, any of the Cobb Subsidiaries with and into another corporation; or

          (r) authorize any of, or commit or agree to take any of, the actions described in clauses (a)-(q) above.

     In addition, Regal will advise the Merger Subsidiaries of any change or event which would cause or constitute a material breach of any of the representations or warranties of Regal contained in the Merger Agreement. Regal will file all reports required to be filed by it with the SEC or the Nasdaq National Market between the date of the Merger Agreement and the Effective Time and will deliver to the Merger Subsidiaries copies of all such reports promptly after the same are filed.

     Each Merger Subsidiary has agreed that, during the period from the date of the Merger Agreement until the Effective Time, it will:

          (a) not take any action that would result in any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in the Merger Agreement not being satisfied; and

          (b) advise Regal of any change or event which would cause or constitute a material breach of any of its representations or warranties contained in the Merger Agreement or which it believes will result in any of the debt or equity financing necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement not being available to it prior to May 31, 1998 on terms comparable to those set forth in the Financing Letters (as defined under "-- Financing").

CONDITIONS TO THE MERGER

     The respective obligations of each Merger Subsidiary and Regal to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Regal Common Stock;

          (b) the waiting period applicable to the Merger under the HSR Act having expired or been terminated (which occurred on March 1, 1998); and

          (c) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any governmental entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger being in effect; provided, however, that each of such parties has agreed to use reasonable best efforts to prevent the entry of any such injunction or other order or decree and to cause any such injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect.

     The obligation of each Merger Subsidiary to effect the Merger is also subject to the satisfaction of the following conditions unless waived by such Merger Subsidiary:

          (a) the representations and warranties of Regal set forth in the Merger Agreement (i) to the extent qualified by Material Adverse Effect being true and correct, and (ii) to the extent not qualified by Material Adverse Effect being true and correct, except that clause (ii) will be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect on Regal, in each of cases (i) and (ii), as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement, and such Merger Subsidiary's receipt of a certificate to such effect signed on behalf of Regal by its Chief Executive Officer or its Chief Financial Officer;

          (b) Regal having performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and such Merger Subsidiary's receipt of a certificate to such effect signed on behalf of Regal by its Chief Executive Officer or Chief Financial Officer;

          (c) such Merger Subsidiary's receipt of evidence, in form and substance reasonably satisfactory to it, that such consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, other than those the failure of which to be obtained, individually or in the aggregate, would not have a Material Adverse Effect on Regal;

          (d) there not being pending any suit, action or proceeding brought by any governmental entity seeking to prohibit or limit in any material respect the ownership or operation by Regal, such Merger Subsidiary or any of their respective affiliates of a substantial portion of the business or assets of Regal and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of Regal and its subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to impose limitations on the ability of KKR or Hicks Muse, as the case may be, or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Regal Common Stock, including, without limitation, the right to vote Regal Common Stock on all matters properly presented to the stockholders of Regal or seeking to prohibit KKR or Hicks Muse, as the case may be, or any of its affiliates from effectively controlling in any material respect a substantial portion of the business or operations of Regal or its subsidiaries, in each case after giving effect to any actions required to be taken pursuant to Regal's and each Merger Subsidiary's obligations, among other things, to use all reasonable best efforts to consummate and make effective the Merger, the Debt Tender Offer and the other transactions contemplated by the Merger Agreement;

          (e) if the Merger Subsidiaries have requested Regal to commence a Debt Tender Offer on or prior to the twenty-fifth business day prior to May 31, 1998, Regal having accepted for payment Regal Subordinated Notes with an aggregate principal amount of not less than the minimum tender condition in the Debt Tender Offer;

          (f) the conditions to the other Merger Subsidiary's obligations having been satisfied or waived by such other Merger Subsidiary, and such Merger Subsidiary's receipt from such other Merger Subsidiary an officer's certificate to such effect;

          (g) the Key Executives having entered into definitive agreements relating to their respective ongoing equity interests in Regal or an entity controlling Regal after the Effective Time on terms and conditions substantially consistent with the agreements or agreements in principle, as the case may be, relating to such individuals delivered to Regal on the date of the Merger Agreement or in the form attached to Regal's disclosure schedule to the Merger Agreement or otherwise satisfactory to the Merger Subsidiaries, and the equity investments contemplated by such agreements having been effected contemporaneously with the Closing; and

          (h) the Merger Subsidiaries receipt of the proceeds of financings on the terms and conditions set forth in the Financing Letters described under "-- Financing" or upon the terms and conditions which are, in the reasonable judgment of the Merger Subsidiaries, substantially equivalent thereto, and to the extent that any terms and conditions are not set forth in such Financing Letters, on terms and conditions reasonably satisfactory to the Merger Subsidiaries.

     The obligation of Regal to effect the Merger is also subject to the satisfaction of the following conditions unless waived by Regal:

          (a) the representations and warranties of each Merger Subsidiary set forth in the Merger Agreement (i) to the extent qualified by Material Adverse Effect being true and correct, and (ii) to the extent not qualified by Material Adverse Effect being true and correct, except that clause (ii) will be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect on such Merger Subsidiary, in each of cases (i) and (ii), as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement, and Regal's receipt of a certificate to such effect signed on behalf of such Merger Subsidiary by a director thereof who is an executive officer of the KKR Fund, in the case of KKR Merger Subsidiary, or the Hicks Muse Fund, in the case of Hicks Muse Merger Subsidiary;

          (b) each Merger Subsidiary having performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Regal's receipt of a certificate to such effect signed on behalf of such Merger Subsidiary by a director thereof; and

          (c) the Merger Subsidiaries having caused a solvency letter as described under "-- Solvency of Regal Following the Merger" to have been delivered to Regal.

     The Merger Agreement further provides that neither Regal nor either Merger Subsidiary may rely on the failure of any condition described in this section to be satisfied if such failure was caused by such party's failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement.

     The obligation of the Merger Subsidiaries to consummate the Merger is not conditioned on the ability of Hicks Muse, KKR or their affiliates to engage in subsequent transactions combining Regal with other motion picture exhibition companies (including Act III Cinemas, Inc., which is currently controlled by affiliates of

KKR). Hicks Muse's agreement to acquire control of OSCAR I Corporation, the parent of United Artists Theatre Circuit, Inc., was terminated in February 1998. Neither the Merger nor the amount of consideration to be paid to Regal shareholders in the Merger is conditioned on consummation of such acquisition by Hicks Muse.

NO SOLICITATION

     Regal has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Regal or any of its subsidiaries to, directly or indirectly,
(i) solicit, initiate, encourage or knowingly facilitate the submission of any Takeover Proposal (as defined below) or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal; provided, however, that prior to the approval of the Merger Agreement by the shareholders of Regal, Regal may, in response to a bona fide Takeover Proposal that constitutes a Superior Proposal (as defined below) and that was made after the date of the Merger Agreement (and not solicited by Regal after the date of the Merger Agreement) by any person, and subject to Regal's obligations to notify the Merger Subsidiaries as described below, (A) furnish information with respect to Regal and its subsidiaries to such person and its representatives pursuant to a customary confidentiality agreement and discuss such information with such person and its representatives and (B) participate in negotiations regarding such Takeover Proposal.

     As used in the Merger Agreement and this Proxy Statement (except as described under "-- Fees and Expenses"), the term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets (based on the fair market value thereof) of Regal and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement, or of 20% or more of any class of equity securities of Regal or any of its subsidiaries or any tender offer or exchange offer (including by Regal or any of its subsidiaries) that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Regal or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Regal or any of its subsidiaries other than the transactions contemplated by the Merger Agreement. Regal has also agreed, as of the date of the Merger Agreement, to immediately cease and cause to be terminated any then existing activities, discussions and negotiations conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal.

     Except as described in this section, the Regal Board may not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Merger Subsidiaries, the approval or recommendation by the Regal Board of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause or agree to cause Regal to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, if the Regal Board receives a Superior Proposal, the Regal Board may, prior to the receipt of the approval of the Merger by the shareholders of Regal and subject to compliance with the provisions described under "-- Fees and Expenses", withdraw or modify its approval or recommendation of the Merger and the Merger Agreement, approve or recommend a Superior Proposal or terminate the Merger Agreement, but in each case only at a time that is at least five business days after receipt by both Merger Subsidiaries of written notice advising them that the Regal Board has resolved to accept a Superior Proposal if it continues to be a Superior Proposal at the end of such five business day period. As used in the Merger Agreement and this Proxy Statement, the term "Superior Proposal" means any bona fide Takeover Proposal (which, for purposes of the provisions described in the previous paragraph only, may be subject to a due diligence condition), which proposal was not solicited by Regal after the date of the Merger Agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Regal Common Stock then outstanding or all or substantially all the assets of Regal and its subsidiaries and otherwise on terms which the Regal Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Regal's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Regal Board, is reasonably capable of being financed by such third party.

     In addition to the obligations of Regal set forth in the preceding paragraphs, Regal will promptly advise the Merger Subsidiaries orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal and any determination by the Regal Board that a Takeover Proposal is or may be a Superior Proposal. Regal will keep both Merger Subsidiaries informed as to the status and material details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     None of the provisions described in this section prohibit Regal from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or from making any disclosure to Regal's stockholders if, in the good faith judgment of the Regal Board after consultation with outside counsel, failure to do so would be inconsistent with its obligations under applicable law.

ACCESS TO INFORMATION

     Regal has further agreed that it will, and will cause each of its subsidiaries to, afford to the other parties to the Merger Agreement and to its officers, employees, accountants, counsel and other representatives (including environmental consultants), reasonable access, during normal business hours during the period prior to the Effective Time, to their respective properties, books, records and personnel and, during such period, Regal will, and will cause each of its subsidiaries to, furnish promptly to Merger Subsidiaries (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) such other information concerning its business, properties and personnel as the Merger Subsidiaries may reasonably request. Each Merger Subsidiary will, and will cause its advisors and representatives who receive nonpublic information regarding Regal to agree to, hold any such information in confidence to the extent required by, and in accordance with, the terms of the Confidentiality Agreement between Regal and KKR or Hicks Muse, as the case may be.

REASONABLE BEST EFFORTS

     Subject to the terms and conditions of the Merger Agreement, Regal and each Merger Subsidiary will, and will cause its subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Debt Tender Offer and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained by such party or any of its subsidiaries in connection with the Merger, the Debt Tender Offer and the other transactions contemplated by the Merger Agreement (provided that Regal will not pay or agree to pay any material amount to obtain a consent without the prior approval of the Merger Subsidiaries, which approval will not be unreasonably withheld or delayed), and the making or obtaining of all necessary filings and registrations with respect thereto, (ii) the defending of any lawsuits or other legal proceedings challenging the Merger Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

FINANCING

     Prior to the execution of the Merger Agreement, the Merger Subsidiaries delivered to Regal copies of (i) a commitment letter from KKR, dated as of January 19, 1998, to provide equity financing in an amount of approximately $375 million to provide KKR Merger Subsidiary a portion of the funds necessary to consummate the transactions contemplated by the Merger Agreement, (ii) a commitment letter from the Hicks Muse Fund, dated as of January 19, 1998, to provide equity financing in an amount of approximately $375 million to provide Hicks Muse Merger Subsidiary a portion of the funds necessary to consummate the transactions contemplated by the Merger Agreement, (iii) a commitment letter from the Bank of Nova Scotia and Bank of America National Trust & Savings Association, dated as of January 14, 1998, to provide senior secured credit facilities of $780 million in the aggregate to provide the Merger Subsidiaries a portion of the funds necessary to consummate the transactions contemplated by the Merger Agreement (each of the letters referred to in clauses
(i), (ii) and (iii), a "Commitment Letter") and (iv) a letter from Morgan Stanley to the effect that Morgan Stanley was highly confident that it could arrange, as a placement agent or underwriter, for the sale of up to $335 million of senior subordinated notes (the "Senior Subordinated Notes") in connection with the Merger through either a private sale and/or a public offering to provide additional funds necessary to consummate the transactions contemplated by the Merger Agreement (the "Highly Confident Letter", and collectively with the Commitment Letters, the "Financing Letters").

     The Commitment Letters are subject to customary conditions and the Highly Confident Letter is not intended to, and does not, constitute a commitment or undertaking by Morgan Stanley to place or purchase the Senior Subordinated Notes.

     In the Merger Agreement, Regal has agreed to, and to cause its subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with the Merger Subsidiaries in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by the Merger Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, comfort letters of accountants and legal opinions, as may be reasonably requested by the Merger Subsidiaries. In conjunction with the obtaining of any such financing, Regal agrees, at the reasonable request of the Merger Subsidiaries, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness of Regal; provided that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms will actually be made or become effective (nor will Regal be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Effective Time. In addition, the Merger Subsidiaries have agreed to promptly inform Regal of all material developments relating to arranging such financing.

SOLVENCY OF REGAL FOLLOWING THE MERGER

     Each Merger Subsidiary has agreed to use its reasonable best efforts to cause the valuation firm which will be delivering a solvency letter to the financial institutions providing the debt financing for the Merger (or, if no such letter will be provided thereto, a valuation firm reasonably acceptable to Regal) to deliver to Regal on the Closing Date a letter addressed to the Regal Board in form and substance reasonably satisfactory thereto as to the solvency of Regal and its subsidiaries after giving effect to the Merger, the financing arrangements contemplated by the Merger Subsidiaries with respect to the Merger and the other transactions contemplated by the Merger Agreement.

     In addition, each Merger Subsidiary has agreed for the benefit of the Regal Board to take all actions necessary to ensure that immediately following the Effective Time, the Surviving Corporation will be solvent for all purposes under Federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the shareholders of Regal:

          (a) by mutual written consent of the Merger Subsidiaries and Regal;

          (b) by Regal or either Merger Subsidiary upon written notice to the other parties:

             (i) if any governmental entity of competent jurisdiction has issued a permanent injunction or other order or decree enjoining or otherwise preventing the consummation of the Merger or the Debt Tender Offer and such injunction or other order or decree has become final and nonappealable; provided that the party seeking to terminate the Merger Agreement has used its reasonable best efforts to prevent or contest the imposition of, or seek the lifting or stay of, such injunction, order or decree;

             (ii) unless the party seeking to terminate the Merger Agreement is in material breach of its obligations under the Merger Agreement, if a Merger Subsidiary or Regal breaches or fails to perform any of its representations, warranties, covenants or other agreements under the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the Closing relating to its representations and warranties or a condition to the Closing relating to its covenants or other agreements and (B) is incapable of being cured by the party so breaching or failing to perform or is not cured within 30 days after the terminating party gives written notice of such breach to the other party and such a cure is not effected during such period;

             (iii) if the Merger has not been consummated on or before May 31, 1998, unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or

             (iv) if, upon a vote at a duly held meeting of the shareholders of Regal or any adjournment thereof, the approval of the Merger Agreement by such shareholders is not obtained;

          (c) by either Merger Subsidiary upon written notice to Regal:

             (i) if the Regal Board or any committee thereof withdraws or modifies in a manner adverse to the Merger Subsidiaries its approval or recommendation of the Merger or the Merger Agreement, approves or recommends any Takeover Proposal or resolves to do any of the foregoing; or

             (ii) if Regal enters into any agreement (other than a confidentiality agreement in accordance with the provisions described under "-- No Solicitation") with respect to a Superior Proposal or resolves to do so; or

          (d) by Regal, prior to the approval of the Merger Agreement by the shareholders of Regal and subject to Regal's obligations described under "-- Fees and Expenses", if the Regal Board receives a Superior Proposal, but only at such time that is at least five business days after the receipt by both Merger Subsidiaries of written notice advising them that the Regal Board has resolved to accept such Superior Proposal and it continues to be a Superior Proposal at the end of such five business day period.

FEES AND EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses, except as described below.

     In the event that (i) the Merger Agreement is terminated by a Merger Subsidiary as described in clause (c) under "-- Termination" above, (ii) the Merger Agreement is terminated by Regal as described in clause (d) under "-- Termination" above or (iii)(x) any person has made a bona fide Takeover Proposal with respect to Regal after the date of the Merger Agreement and thereafter the Merger Agreement is terminated by Regal as described in clause
(b)(iii) under "-- Termination" above or by either party as described in clause
(b)(iv) under "-- Termination" above and (y) within 12 months after such termination a Takeover Agreement (as defined below) is executed by Regal or a Takeover Transaction (as defined below) is consummated, then Regal will (A) pay to the Merger Subsidiaries a fee (the "Termination Fee") of $28 million in the aggregate for both Merger Subsidiaries (to be divided equally between the Merger Subsidiaries) and (B) other than in the case of a termination described in clause (b)(iv) under "-- Termination" above (which is addressed below), reimburse the Merger Subsidiaries for the documented out-of-pocket fees and expenses reasonably incurred thereby in connection with the Merger Agreement and the transactions contemplated thereby (including those which may be incurred in connection with enforcing the terms of these fee provisions) in an aggregate amount for both Merger Subsidiaries, taken together, not in excess of $4 million (the "Expenses"). For purposes of this paragraph, the term "Takeover Transaction" means any transaction if a proposal to consummate such transaction would constitute a Takeover Proposal, the term

"Takeover Agreement" means any letter of intent, agreement in principle, acquisition agreement or similar agreement to consummate a Takeover Transaction and the term "Takeover Proposal" has the meaning described under "-- No Solicitation" above except that (1) references to "20%" in the definition of such term contained in that section will be deemed to be references to "50%" and
(2) the term "Takeover Proposal" will only be deemed to refer to a transaction involving Regal, or with respect to assets (including the shares of any subsidiary), Regal and its subsidiaries taken as a whole. Notwithstanding the immediately preceding sentence, if any bona fide Takeover Proposal (as defined in this paragraph but without regard to clause (1) above) made by a person with respect to Regal is made after the date of the Merger Agreement and Regal accepts such proposal or any other Takeover Proposal (as defined in this paragraph but without regard to clause (1) above) made by such person after the termination of the Merger Agreement, then such accepted proposal will constitute a "Takeover Proposal" for purposes of clause (iii) above.

     In the event that the Merger Agreement is terminated by either party as described in clause (b)(iv) under "-- Termination" above, then Regal will reimburse the Merger Subsidiaries for the Expenses incurred to the date of termination on the later of (i) the day that is two business days after such termination and (ii) the day that is two business days after the delivery by the Merger Subsidiaries to Regal of information relating to the Expenses. To the extent the amount of the Expenses initially reimbursed as described in this paragraph is less than $4 million the Merger Subsidiaries will be entitled to be reimbursed for the Expenses, if any, thereafter incurred by them in connection with enforcing their right to receive a Termination Fee pursuant to these fee provisions, with such additional Expenses to be reimbursed concurrently with the payment of any Termination Fee that may be due as described in clause (iii) of the preceding paragraph (or, if later, two business days after the relevant information relating to the Expenses is provided to Regal); provided that in no event will the aggregate amount of the Expenses reimbursed to the Merger Subsidiaries exceed $4 million.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto at any time before or after approval of the Merger by the shareholders of Regal, provided that after such approval, no amendment may be made which by law requires further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

     At any time prior to the Effective Time, Regal or a Merger Subsidiary may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) subject to the provisions described in the preceding paragraph, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

EMPLOYEE BENEFITS; REGAL EQUITY PLANS

     The Merger Agreement provides that following the Effective Time, the Surviving Corporation will honor, or cause to be honored, all obligations under employment agreements, Regal Benefit Plans and all other employee benefit plans, programs, policies and arrangements of Regal in accordance with the terms thereof. Nothing in the Merger Agreement prohibits the Surviving Corporation from amending or terminating such agreements, programs, policies and arrangements in accordance with the terms thereof and with applicable law.

     The Merger Agreement also provides that, except as otherwise agreed by the Merger Subsidiaries and the holders of Regal Stock Options with respect to such options, as soon as practicable following the date of the Merger Agreement, the Regal Board (or, if appropriate, any committee administering the Regal Stock Plans) will adopt such resolutions or take other actions as may be required to effect the cancelation of (A) all outstanding Regal Stock Options and (B) all outstanding grants of Regal Common Stock that are subject to a vesting requirement (the "Regal Restricted Stock") in exchange for a cash payment equal to the following: (I) in the case of each Regal Stock Option, the product of (x) the excess of the Merger Consideration per share over the exercise price per share of Regal Common Stock subject to the Regal Stock Option and (y) the number of shares of Regal Common Stock subject to such Regal Stock Option and (II) in the case of each share of Regal Restricted Stock, the Merger Consideration per share.

     The Merger Agreement also provides that Regal will use reasonable efforts to cooperate with the Merger Subsidiaries and to assist the Merger Subsidiaries in entering into agreements with management personnel of Regal (other than the Key Executives) to be designated by the Merger Subsidiaries in consultation with the Chief Executive Officer of Regal (the "Designated Executives"), which agreements will provide for the investment by such Designated Executives of either 40% or 50% (depending on their respective positions) of the aggregate value of the shares of Regal Common Stock (other than de minimis shareholdings) and the unrealized gain on Regal Stock Options currently owned by the Designated Executives in Regal or an entity controlling Regal after the Effective Time.

     The Merger Agreement also provides that Regal will offer to purchase each Regal Warrant for a purchase price equal to the product of (i) the differences between $31.00 and the per share exercise price of such Regal Warrant and (ii) the number of shares of Regal Common Stock which may be purchased pursuant to such Regal Warrant.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for Regal as of and for each of its most recent five fiscal years. The consolidated financial data for the most recent five fiscal years have been derived from Regal's consolidated financial statements for such periods. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Regal's Supplemental Consolidated Financial Statements and Notes thereto and Condensed Consolidated Financial Statements and Notes thereto incorporated by reference herein.

                                                 FOR THE FISCAL YEAR ENDED AND AT FISCAL YEAR END
                                       --------------------------------------------------------------------
                                       DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   JANUARY 2,   JANUARY 1,
                                           1993           1994           1995          1997         1998
                                       ------------   ------------   ------------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Revenues...........................    $214,359       $265,005       $309,022      $389,193     $479,097
  Operating income...................      22,147         28,412         41,110        58,196       67,870
  Income before extraordinary item...       8,716         12,702         17,953        25,817       35,199
  Extraordinary item net of tax:
     Gain (loss) on extinguishment of
       debt..........................         190         (1,752)          (448)         (751)     (10,020)
                                         --------       --------       --------      --------     --------
  Net income.........................       8,906         10,950         17,505        25,066       25,179
  Dividends (Neighborhood and Georgia
     State)..........................        (739)          (380)          (433)         (229)          --
                                         --------       --------       --------      --------     --------
       Net income applicable to
          common stock...............    $  8,167       $ 10,570       $ 17,072      $ 24,837     $ 25,179
                                         ========       ========       ========      ========     ========
  Earnings per common share before
     effects of extraordinary item:
     Basic...........................    $   0.36       $   0.43       $   0.57      $   0.76     $   0.98
     Diluted.........................        0.31           0.42           0.56          0.73         0.95
  Earnings per common share:
     Basic...........................        0.37           0.37           0.56          0.74         0.70
     Diluted.........................        0.32           0.36           0.55          0.71         0.68
  Weighted average shares and
     equivalents outstanding:
     Basic...........................      22,112         28,430         30,428        33,726       36,113
     Diluted.........................      25,559         29,496         31,311        34,800       37,185
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets.......................    $162,098       $252,630       $349,031      $488,825     $660,650
  Long-term obligations, including
     current maturities and
     redeemable preferred stock......      73,523        117,471        188,456       144,626      288,583
       Total shareholders' equity....      26,649         88,089        109,020       279,302      306,575
  Book value per share at January 1,
     1998............................                                                             $   8.49

                         OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of March 31, 1998, information, with respect to the beneficial ownership of shares of Regal Common Stock by (i) each person known by Regal to beneficially own more than 5% of the outstanding Regal Common Stock, (ii) each director of Regal, (iii) each of the Chief Executive Officer and the five other most highly compensated executive officers of Regal,
(iv) the other executive officers of Regal, (v) each Key Executive and (vi) all directors, executive officers and Key Executives of Regal as a group. Unless otherwise indicated, each person or group has sole voting and investment power with respect to such shares of Regal Common Stock.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS                         OWNERSHIP(1)          CLASS
-------------------------------------                         ------------        ----------
Michael E. Gellert..........................................     995,318(2)          2.7%
J. David Grissom............................................    906, 999(3)          2.5%
Jack Tyrrell................................................     107,829(4)          *
Michael L. Campbell.........................................   1,174,319(5)          3.2%
R. Neal Melton..............................................     617,599(6)          1.7%
Philip D. Borack............................................      38,389(7)          *
William H. Lomicka..........................................     220,366(8)          *
Herbert S. Sanger, Jr.......................................      32,000(9)          *
Gregory W. Dunn.............................................     273,266(10)         *
Lewis Frazer III............................................     286,766(11)         *
Robert A. Engel.............................................     226,781(12)         *
R. Keith Thompson...........................................     152,926(13)         *
Susan Seagraves.............................................      95,417(14)         *
J. E. Henry.................................................     107,375(15)         *
Robert J. Del Moro..........................................     115,653(16)         *
All directors, executive officers and Key Executives as a
  group (15 persons)........................................   5,351,003(17)        13.9%

---------------

  * less than one percent

 (1) Pursuant to the rules of the SEC, certain shares of Regal Common Stock which a beneficial owner has the right to acquire within 60 days of March 31, 1998, pursuant to the exercise of Regal Stock Options or Regal Warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Mr. Gellert is a general partner of Windcrest Partners and, therefore, is deemed to beneficially own the 861,170 shares of Regal Common Stock and the 76,316 shares of Regal Common Stock issuable upon the exercise of certain Regal Warrants held by Windcrest Partners. Also includes 25,250 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998.
 (3) Includes 58,682 shares of Regal Common Stock issuable upon the exercise of certain Regal Warrants; 10,125 shares of Regal Common Stock held by Longview Foundation, a not for profit corporation for which Mr. Grissom serves as President; and 25,250 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. Mr. Grissom disclaims beneficial ownership of the shares of Regal Common Stock held by Longview Foundation. Does not include certain shares of Regal Common Stock owned by Mr. Grissom's wife of which Mr. Grissom disclaims beneficial ownership.
 (4) Includes 11,750 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. Does not include certain shares of Regal Common Stock owned by Mr. Tyrell's wife, of which he disclaims beneficial ownership.

 (5) Includes 897,214 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. Mr. Campbell's former spouse has the right to receive $6,848,003 in respect of such Regal Stock Options held by Mr. Campbell under a pre-existing agreement between them. Of the 897,214 Regal Stock Options owned by Mr. Campbell, 150,000 of such options have an exercise price in excess of the $31.00 per share Merger Consideration and therefore will have no value if the Merger is consummated.
 (6) Includes 130,951 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. 48,750 of the 130,951 Regal Stock Options owned by Mr. Melton will be canceled if the Merger is consummated.
 (7) Includes 1,375 shares of Regal Common Stock held by Mr. Borack's daughter and 37,014 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998.
 (8) Includes 23,457 shares of Regal Common Stock issuable upon the exercise of certain Regal Warrants and 25,250 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998.
 (9) Includes 16,875 shares of Regal Common Stock held for the benefit of Mr. Sanger by The Trust Co. of Knoxville, Inc., trustee for Wagner, Myers & Sanger, P.C. Money Purchase Pension Plan, and 15,125 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998.
(10) Includes 269,718 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998; 704 shares of Regal Common Stock held by Mr. Dunn's spouse for the benefit of his two children; and 1,105 shares of Regal Common Stock held by his spouse. Of the 269,718 Regal Stock Options owned by Mr. Dunn, 50,000 of such options have an exercise price in excess of the $31.00 per share Merger Consideration and therefore will have no value if the Merger is consummated.
(11) Includes 285,143 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. Of the 285,143 Regal Stock Options owned by Mr. Frazer, 50,000 of such options have an exercise price in excess of the $31.00 per share Merger Consideration and therefore will have no value if the Merger is consummated.
(12) Includes 149,496 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998 and 505 shares Regal Common Stock held by his spouse. 56,250 of the 149,496 Regal Stock Options owned by Mr. Engel will be canceled if the Merger is consummated.
(13) Includes 150,064 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. Of the 150,064 Regal Stock Options owned by Mr. Thompson, 30,000 of such options have an exercise price in excess of the $31.00 per share Merger Consideration and therefore will have no value if the Merger is consummated.
(14) Includes 95,000 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998.
(15) Includes 107,375 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. Of the 107,375 Regal Stock Options owned by Mr. Henry, 15,000 of such options have an exercise price in excess of the $31.00 per share Merger Consideration and therefore will have no value if the Merger is consummated.
(16) Includes 115,513 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998. Of the 115,513 Regal Stock Options owned by Mr. Del Moro, 20,000 of such options have an exercise price in excess of the $31.00 per share Merger Consideration and therefore will have no value if the Merger is consummated.
(17) Includes 2,340,113 shares of Regal Common Stock that would be acquired upon the exercise of Regal Stock Options that may be exercisable within 60 days of March 31, 1998 and 158,455 shares of Regal Common Stock issuable upon the exercise of outstanding Regal Warrants.

                           CERTAIN PENDING LITIGATION

     As of the date of this Proxy Statement, Regal is aware of four lawsuits that have been filed by alleged shareholders of Regal relating to the Merger. Three of the lawsuits were filed in the Circuit Court for Knox County in Knoxville, Tennessee (the "Knoxville Complaints"). The remaining lawsuit was filed in the Chancery Court for Davidson County, in Nashville, Tennessee (the "Nashville Complaint"). The four lawsuits have been ordered to be consolidated into a single lawsuit in the Circuit Court for Knox County in Knoxville, Tennessee. Each of the lawsuits names Regal, its directors, KKR and Hicks Muse as defendants. The plaintiff in each lawsuit seeks to represent a putative class of all public holders of Regal Common Stock.

     The complaints allege, among other things, that the directors of Regal breached their fiduciary duties to Regal and/or Regal's public shareholders by approving the Merger. The Knoxville Complaints seek, among other things, preliminary injunctive relief prohibiting consummation of the Merger as presently proposed and permanent injunction relief requiring the Regal Board to obtain a higher price for the shares to be converted as part of the Merger and/or to inquire of parties other than KKR and Hicks Muse regarding the same. The Nashville Complaint seeks, among other things, preliminary and permanent injunctive relief prohibiting consummation of the Merger and a declaration that the directors have breached their fiduciary duties by approving the Merger. The complaints also seek unspecified damages, attorneys's fees and other relief. Regal intends to contest these actions vigorously.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Exchange Act. All statements, other than statements of historical facts, included in this Proxy Statement that address activities, events or developments that Regal expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of Regal's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Regal in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual future results and developments will conform with Regal's expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations discussed in this Proxy Statement; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Regal and its subsidiaries; competitive actions by other motion picture exhibition companies; changes in laws or regulations; and other factors, many of which are beyond the control of Regal and its subsidiaries. Consequently, all of the forward-looking statements made in this Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by Regal will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Regal and its subsidiaries or their business or operations.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Regal or persons acting on its behalf. Regal does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of Regal at January 1, 1998, and January 2, 1997, and for each of the three years in the period ended January 1, 1998, incorporated by reference herein have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report thereon incorporated by reference herein and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The report of Coopers & Lybrand L.L.P., with respect to Regal's consolidated financial statements makes reference to the fact that separate financial statements of Cobb Theatres, L.L.C., including the Consolidated Balance Sheet as of December 31, 1996, and the Consolidated Statements of Income and Cash Flows for the year ended December 31, 1996, were audited by Ernst & Young L.L.P., independent auditors, as stated in their report dated July 2, 1997. The report of Coopers & Lybrand L.L.P., with respect to Regal's consolidated financial statements, also makes reference to the fact that separate financial statements of Cobb Theatres, L.L.C., including Consolidated Statements of Income, Members' Equity and Cash Flows for each of the two years in the period ended August 31, 1996, were audited by Ernst & Young LLP, independent auditors, as stated in their report dated October 23, 1996. The financial statements of Cobb Theatres L.L.C. referred to above, audited by Ernst & Young, LLP, are included in the consolidated financial statements of Regal in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Proposals submitted by shareholders of Regal for presentation at the 1998 Annual Meeting of Shareholders, to be held if the Merger has not been consummated prior thereto, must have been received by the Secretary of Regal not later than November 28, 1997, for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting of Shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

     Regal files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Regal public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning Regal also may be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, Washington, D.C., 20006.

     The SEC allows Regal to "incorporate by reference" information into this Proxy Statement, which means that Regal can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Regal has previously filed with the SEC. These documents contain important information about Regal and its financial condition.

REGAL SEC FILINGS (FILE NO. 0-21772)   PERIOD
------------------------------------   ------
Annual Report on Form 10-K...........  Fiscal year ended January 1, 1998
Current Report on Form 8-K...........  Dated January 20, 1998.

     Regal incorporates by reference additional documents that Regal may file with the SEC between the date of this Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     If you are a shareholder, Regal may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regal, or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Regal without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this Proxy Statement. Shareholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from Regal at the following address:

                                    REGAL CINEMAS, INC.
                                    Attention: Lewis Frazer III
                                    7132 Commercial Park Drive
                                    Knoxville, Tennessee 37918
                                    (423) 922-1123

     If you would like to request documents from Regal, please do so by May 11, 1998 to receive them before the Special Meeting. If you request any incorporated documents from us we will mail them to you by first class mail, or other equally prompt means, within one business day of receipt of your request.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. REGAL HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 16, 1998. YOU SHOULD NOT ASSUME THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

TERMS                                                         PAGE
-----                                                         ----
Aggressive Case.............................................   16
Antitrust Division..........................................   21
Articles of Merger..........................................   22
Cause.......................................................   19
Certificates................................................   23
Closing.....................................................   12
Closing Date................................................   19
Cobb Subsidiaries...........................................   26
Code........................................................   17
Commitment Letter...........................................   31
Debt Tender Offer...........................................   24
Designated Executives.......................................   34
EBITDA......................................................   16
Effective Time..............................................    8
Employment Agreements.......................................   18
Engagement Letter...........................................   17
Enterprise Value............................................   16
EPS.........................................................   15
Equity Interests............................................   19
Exchange Act................................................   30
Exchange Fund...............................................   23
Expenses....................................................   32
Financing Letters...........................................   31
Funds.......................................................   10
FTC.........................................................   21
GAAP........................................................   25
Goldman Sachs...............................................   10
Good Reason.................................................   19
Hicks Muse..................................................   10
Hicks Muse Fund.............................................   10
Hicks Muse Merger Subsidiary................................    8
Highly Confident Letter.....................................   31
HSR Act.....................................................   21
IBES........................................................   15
IBES Share Prices...........................................   15
Indemnified Persons.........................................   21
IRS.........................................................   18
Key Executives..............................................   19
KKR.........................................................   10
KKR Fund....................................................   10
KKR Merger Subsidiary.......................................    8
Knoxville Complaints........................................   38
LBO.........................................................   16
LBO Sensitivity Case One....................................   16
LBO Sensitivity Case Two....................................   16
LTM.........................................................   16
Management Projections......................................   15
Management Share Prices.....................................   15
Material Adverse Effect.....................................   24
Merger......................................................    8

TERMS                                                         PAGE
-----                                                         ----
Merger Agreement............................................    8
Merger Consideration........................................    8
Merger Subsidiaries.........................................    8
Morgan Stanley..............................................   14
Nashville Complaint.........................................   38
New Options.................................................   20
Paying Agent................................................   23
Record Date.................................................    8
Regal.......................................................    8
Regal Benefit Plan..........................................   25
Regal Board.................................................    8
Regal Capital Budget........................................   25
Regal Common Stock..........................................    8
Regal Option Value..........................................   20
Regal Restricted Stock......................................   34
Regal Stock Options.........................................   20
Regal Stock Plans...........................................   20
Regal Subordinated Notes....................................   24
Regal Warrant Offer.........................................   20
Regal Warrants..............................................   20
SEC.........................................................   24
Selected Transactions.......................................   16
Senior Subordinated Notes...................................   31
Special Meeting.............................................    8
Superior Proposal...........................................   29
Surviving Corporation.......................................    8
Takeover Agreement..........................................   33
Takeover Proposal...........................................   29
Takeover Transaction........................................   32
Term........................................................   18
Termination Fee.............................................   32

                                                                         ANNEX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 19, 1998

                                     AMONG

                              REGAL CINEMAS, INC.,

                            SCREEN ACQUISITION CORP.

                                      AND

                           MONARCH ACQUISITION CORP.

================================================================================

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                                      ARTICLE I
                                     THE MERGER
SECTION 1.01.      The Merger..................................................   A-1
SECTION 1.02.      Closing.....................................................   A-1
SECTION 1.03.      Effective Time..............................................   A-1
SECTION 1.04.      Effects of the Merger.......................................   A-2
SECTION 1.05.      Articles of Incorporation and By-laws.......................   A-2
SECTION 1.06.      Directors...................................................   A-2
SECTION 1.07.      Officers....................................................   A-2

                                     ARTICLE II
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                 CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.      Effect on Capital Stock.....................................   A-2
SECTION 2.02.      Exchange of Certificates....................................   A-3
SECTION 2.03.      The Debt Offer..............................................   A-4

                                     ARTICLE III
                           REPRESENTATIONS AND WARRANTIES
SECTION 3.01.      Representations and Warranties of the Company...............   A-5
SECTION 3.02.      Representations and Warranties of the Holdcos...............  A-12

                                     ARTICLE IV
                      COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.      Covenants of the Company....................................  A-14
SECTION 4.02.      Covenants of Holdcos........................................  A-16
SECTION 4.03.      No Solicitation.............................................  A-16

                                      ARTICLE V
                                ADDITIONAL AGREEMENTS
SECTION 5.01.      Preparation of the Proxy Statement..........................  A-17
SECTION 5.02.      Access to Information.......................................  A-18
SECTION 5.03.      Company Stockholders Meeting................................  A-18
SECTION 5.04.      Reasonable Best Efforts.....................................  A-18
SECTION 5.05.      Benefits Matters............................................  A-19
SECTION 5.06.      Stock-Based Compensation....................................  A-19
SECTION 5.07.      Fees and Expenses...........................................  A-19
SECTION 5.08.      Indemnification, Exculpation and Insurance..................  A-20
SECTION 5.09.      Financing...................................................  A-21
SECTION 5.10.      Transfer Taxes..............................................  A-21
SECTION 5.11.      Resignation of Directors....................................  A-21
SECTION 5.12.      Solvency at Closing.........................................  A-21
SECTION 5.13.      Investment by Management Personnel..........................  A-21
SECTION 5.14.      Company Warrants............................................  A-21

                                                                CONTENTS, PAGE 2

                                                                                 PAGE
                                                                                 ----
                                     ARTICLE VI
                                CONDITIONS PRECEDENT
SECTION 6.01.      Conditions to Each Party's Obligation To Effect the
                   Merger......................................................  A-21
SECTION 6.02.      Conditions to Obligation of the Holdcos To Effect the
                   Merger......................................................  A-22
SECTION 6.03.      Conditions to Obligation of the Company To Effect the
                   Merger......................................................  A-23
SECTION 6.04.      Frustration of Closing Conditions...........................  A-23

                                     ARTICLE VII
                              TERMINATION AND AMENDMENT
SECTION 7.01.      Termination.................................................  A-23
SECTION 7.02.      Effect of Termination.......................................  A-24
SECTION 7.03.      Amendment...................................................  A-24
SECTION 7.04.      Extension; Waiver...........................................  A-24
SECTION 7.05.      Procedure for Termination, Amendment, Extension or Waiver...  A-24

                                    ARTICLE VIII
                                 GENERAL PROVISIONS
SECTION 8.01.      Nonsurvival of Representations and Warranties...............  A-25
SECTION 8.02.      Notices.....................................................  A-25
SECTION 8.03.      Definitions; Interpretation.................................  A-26
SECTION 8.04.      Counterparts................................................  A-27
SECTION 8.05.      Entire Agreement; No Third-Party Beneficiaries; Rights of
                   Ownership...................................................  A-27
SECTION 8.06.      Governing Law...............................................  A-27
SECTION 8.07.      Publicity...................................................  A-27
SECTION 8.08.      Assignment..................................................  A-27
SECTION 8.09.      Enforcement.................................................  A-27
SECTION 8.10.      Several Obligations.........................................  A-28

     AGREEMENT AND PLAN OF MERGER dated as of January 19, 1998 (this "Agreement"), among REGAL CINEMAS, INC., a Tennessee corporation (the "Company"), SCREEN ACQUISITION CORP., a Delaware corporation ("Holdco I"), and MONARCH ACQUISITION CORP., a Delaware corporation ("Holdco II", and together with Holdco I, the "Holdcos").

     WHEREAS the respective Boards of Directors of each Holdco and the Company have approved the mergers of each Holdco with and into the Company (together, the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company ("Company Common Stock") not owned by either Holdco or by the Company will be converted into the right to receive $31.00 in cash;

     WHEREAS all of the issued and outstanding common stock, par value $.01 per share, of Holdco I ("Holdco I Common Stock") is owned by KKR 1996 Fund L.P. (the "KKR Fund") or an affiliate thereof;

     WHEREAS all of the issued and outstanding common stock, par value $.01 per share, of Holdco II ("Holdco II Common Stock" and, together with Holdco I Common Stock, "Holdco Common Stock") is owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P. (the "HMTF Fund" and, together with the KKR Fund, the "Funds") or an affiliate thereof;

     WHEREAS the Merger requires the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"); and

     WHEREAS the Holdcos and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), each Holdco shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of each Holdco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of each Holdco in accordance with the TBCA and the DGCL. If a Holdco shall assign its rights under this Agreement as permitted by Section 8.08, then the parties hereto shall enter into a reasonable and appropriate amendment to this Agreement to reflect such assignment and the substitution of the assignee as Holdco I or Holdco II, respectively, for purposes of this Agreement.

     SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day following the satisfaction or waiver of all the conditions set forth in Article VI which by their terms are capable of being satisfied prior to the Closing (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, unless another time, date or place is agreed to by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, articles of merger and all other appropriate documents (in any such case, the "Articles of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the TBCA and the DGCL with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware, respectively. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 21-108 of the TBCA and Section 259 of the DGCL.

     SECTION 1.05. Articles of Incorporation and By-laws. (a) The charter of the Company as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of each Holdco at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, either Holdco or the holders of Company Common Stock or any shares of capital stock of either
Holdco:

          (a) Cancelation of Certain Stock. Each share of Company Common Stock that is owned by either Holdco or by the Company (other than those held in connection with the Company Stock Plans (as defined in Section 3.01(b)) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into the right to receive from the Surviving Corporation following the Merger an amount in cash equal to $31.00 (the "Merger Consideration").

          (c) Cancelation and Retirement of Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.01(a), which shall be canceled and retired in connection therewith) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto except the right to receive the Merger Consideration, without interest thereon.

          (d) Holdco I Capital Stock. Each share of Holdco I Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation, no par value ("Surviving Corporation Common Stock").

          (e) Holdco II Capital Stock. Each share of Holdco II Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation Common Stock.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, the Holdcos shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. As of the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the Merger Consideration required to be paid pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such cash being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable (and in any event no later than ten days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate has been converted into the right to receive pursuant to Section 2.01(b), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if, and only if, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender therefor of Certificates in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time, and if after the Effective Time such Certificates are presented to the Company for transfer, they shall be canceled against delivery for cash as provided in this Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation (as general creditors thereof) for payment of their claim for Merger Consideration.

     (e) No Liability. None of the Company, either Holdco, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(c)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation, provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding one month and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment,
(A) capital and surplus exceeding $250,000,000 and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc., (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or Moody's Investors Services, Inc. and in each case maturing within one month from the date of investment and (v) money market mutual or similar funds having assets in excess of $1,000,000,000. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

     (h) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law.

     SECTION 2.03. The Debt Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01, the Company shall, as soon as practicable after receiving a written request (the "Debt Offer Request") by both Holdcos to do so (but in no event earlier than 20 days after the date hereof), commence an offer to purchase all of the Company's 8 1/2% Senior Subordinated Notes due 2007 (the "Subordinated Notes") on the terms set forth in
Section 2.03 of the Company Disclosure Schedule (as defined in Section 3.01) and such other customary terms and conditions as are reasonably acceptable to the Holdcos (the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by both Holdcos, and the Company shall not, without the Holdcos' prior consent, waive any condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Section
2.03 of the Disclosure Schedule or make any other changes to the terms and conditions of the Debt Offer. Notwithstanding anything in this Agreement, including the immediately preceding sentence, to the contrary, (i) the Holdcos shall not request that the Company make any change to the terms or conditions of the Debt Offer which decreases the price per Subordinated Note payable in the Debt Offer, changes the form of consideration payable in the Debt Offer (other than by adding consideration) or imposes conditions to or changes any of the terms of the Debt Offer in any manner that is adverse to holders of the Subordinated Notes or which would be reasonably likely to prevent or materially delay the Closing (it being agreed that a request by the Holdcos that the Company waive any condition in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be adverse to any holder of Subordinated Notes), in any such case unless such change was previously approved by the Company in writing, and the Company shall not be required to make any such change and (ii) the Company shall not be required to accept for payment or pay for any Subordinated Notes prior to the Closing.

     (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of the Holdcos, an offer to purchase the Subordinated Notes (or portions thereof) and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase"), as well as all other information and exhibits required in connection therewith (collectively, the "Offer Documents"). All mailings to the holders of Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval (which will not be unreasonably withheld) of the Holdcos. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Subordinated Notes as promptly as practicable following commencement of the Debt Offer in accordance with Section 2.03(a). The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

     (c) The Company covenants and agrees that if a Debt Offer Request has been made on or prior to the twenty-fifth business day prior to May 31, 1998, subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, on the Closing Date it will accept for payment the Subordinated Notes.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (as defined in Section 3.01(d)) filed and publicly available prior to the date hereof (the "Company Filed SEC Documents") or on the Disclosure Schedule delivered by the Company to each Holdco prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to each Holdco as follows:

          (a) Organization and Authority. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect (as defined in Section 8.03(a)) on the Company. The Company has made available to the Holdcos complete and correct copies of its charter and by-laws and the charter and by-laws (or other organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement.

          (b) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value, of the Company ("Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). At the close of business on January 16, 1998, (A) 36,115,774 shares of Company Common Stock were outstanding, of which 8,375 shares constituted shares of Company Restricted Stock (as defined in Section 5.06(a)), (B) no shares of Company Preferred Stock were outstanding, (C) options to acquire 4,096,414 shares of Company Common Stock from the Company pursuant to the 1993 Employee Stock Incentive Plan, the Regal Cinemas, Inc. Employee Stock Option Plan, the Regal Cinemas, Inc. Participant Stock Option Plan, and the 1993 Outside Directors Stock Option Plan of the Company (the "Company Stock Plans") were outstanding, and (D) warrants (the "Company Warrants") to acquire 158,455 shares of Company Common Stock from the Company were outstanding. Other than as set forth above, at the close of business on January 16, 1998, there were outstanding no shares of Company Capital Stock or options, warrants or other rights to acquire Company Capital Stock from the Company. Since January 16, 1998, (x) there have been no issuances by the Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options (as defined in Section 5.06) outstanding as of January 16, 1998, or the exercise of Company Warrants and (y) there have been no issuances by the Company of options, warrants or other rights to acquire capital stock from the Company except as expressly permitted by this Agreement. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All outstanding shares of Company Common Stock are, and any shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Company Warrants when issued will be, duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, pledges or security interests (collectively, "Liens") and not subject to preemptive rights. Other than as set forth above, and except for this Agreement, the Company Stock Plans, the Company Stock Options and the Company Warrants, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries and, to the knowledge of the executive officers of the Company, as of the date hereof, no irrevocable proxies have been granted with respect to shares of Company Common Stock or equity of subsidiaries of the Company. Section 3.01(b) of the Company Disclosure Schedule sets forth all of the indebtedness for borrowed money or capitalized lease obligations of the Company and its subsidiaries outstanding as of the date hereof except for such indebtedness or capital leases with an aggregate principal or capitalized amount not in excess of $2,000,000 individually or $10,000,000 in the aggregate.

          (c) Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval with respect to the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws from time to time in effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancelation or acceleration of any obligation under, or the creation of a Lien pursuant to, (i) any provision of the charter (or similar organizational documents) or by-laws of the Company or any subsidiary of the Company or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.01(m)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any subsidiary of the Company or their respective properties or assets, in any case under this clause (ii) which would, individually or in the aggregate, have a material adverse effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure of which to be obtained or made would, individually or in the aggregate, have a material adverse effect on the Company or would prevent or materially delay the consummation of the transactions contemplated hereby, except for (A) the filing with the SEC of (i) a proxy statement relating to the consideration of the Company Stockholder Approval at a meeting (the "Company Stockholders Meeting") of the stockholders of the Company duly called and convened to consider the approval of this Agreement (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (ii) such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the Merger, the Debt Offer and the other transactions contemplated hereby, (B) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (D) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws and (E) those required under the rules and regulations of the Nasdaq National Market ("Nasdaq") (collectively, the "Required Filings").

          (d) SEC Documents; Financial Statements. The Company has filed and made available to the Holdcos a true and complete copy of each report, schedule, registration statement and definitive proxy statement required to be filed by the Company with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents. None of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC, or for normal year-end adjustments) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Company Filed SEC Documents (including any item accounted for in the financial statements contained in the Company Filed SEC Documents or set forth in the notes thereto), as of October 2, 1997, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any claims, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a material adverse effect on the Company (other than claims, liabilities or obligations contemplated by this Agreement or expressly permitted to be incurred pursuant to this Agreement).

          (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by either Holdco specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that in each case no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by either Holdco specifically for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Since October 2, 1997, (i) the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice in all material respects, (ii) there has not occurred any change, effect, event, occurrence or development that, individually or in the aggregate, would have a material adverse effect on the Company and (iii) the Company has not changed its fiscal year or its methods, principles or practices of accounting in effect at October 2, 1997, except as required by changes in GAAP, or altered or changed in any material respect its practices and policies relating to the payment of film costs, accrued liabilities or accounts payable or collection of box office or concession revenues.

          (g) Compliance with Laws; Litigation. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit, except for the lack of any Company Permit or for defaults under any Company Permit which lack or default would not have a material adverse effect on the Company. Except as disclosed in the Company Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity except for any such noncompliance which would not have a material adverse effect on the Company. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of the executive officers of the Company or any subsidiary of the Company, threatened, against the Company or any subsidiary of the Company that would, individually or in the aggregate, have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company having a material adverse effect on the Company.

          (h) Taxes. (i) (A) The Company and its subsidiaries have filed, or have caused to be filed on their behalf, all tax returns required to be filed by them (collectively, "Company Returns"), and as of the time of filing, all the Company Returns were complete and accurate except to the extent that any failure to file or any inaccuracies in any filed Company Returns would not have a material adverse effect on the Company, (B) the Company and its subsidiaries have paid or the Company has made adequate reserves in its financial statements included in the Company Filed SEC Documents (other than reserves for deferred income taxes established to reflect differences between book basis and tax basis of assets and liabilities) for all taxes payable by the Company and its subsidiaries except to the extent that any failure to pay or reserve would not have a material adverse effect on the Company, (C) the Company and its subsidiaries have made or the Company will make provision in its financial statements for all taxes payable for any periods that end before the Effective Time for which no Company Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such taxes are attributable to the portion of any such period ending at the Effective Time except to the extent that any failure to make such provision would not have a material adverse effect on the Company, (D) neither the Company nor any subsidiary has requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent, except to the extent that any such request for an extension would not have a material adverse effect on the Company, (E) no deficiency for any taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries except to the extent that any such deficiency would not have a material adverse effect on the Company, (F) the Federal income tax returns of the Company or any consolidated group to which it belongs have been examined by and settled with the United States Internal Revenue Service (the "IRS") for all years through 1994, (G) no claim for unpaid taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries except to the extent that any such lien or encumbrance would not have, individually or in the aggregate, a material adverse effect on the Company,

     (H) neither the Company nor any of its subsidiaries is a party to or is otherwise bound by (or has any assets bound by) any tax sharing agreement, tax indemnity obligation or similar agreement or arrangement, (I) neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code and (J) each of the Company and its subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate tax authorities all taxes required to be so withheld and paid over for all periods for which the statutory period of limitations for the assessment of tax has not yet expired except to the extent that any failure to so withhold and pay over would not have a material adverse effect on the Company.

          (ii) For the purpose of this Agreement, the term (A) "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local, provincial and foreign income, profits, franchise, gross receipts, payroll, sales, use, property, withholding, excise, occupancy and other taxes of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (B) "tax return" shall mean all Federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

          (i) Certain Agreements. Neither the Company nor any of its subsidiaries is in default under any material agreement, commitment, lease or other instrument to which it or any of its properties is subject, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any of its subsidiaries or, to the knowledge of the executive officers of the Company, a default thereunder by any other party thereto, except in all cases where such defaults, individually or in the aggregate, would not have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is a party to any contract (other than leases) containing any covenant restricting its ability to conduct its business as currently conducted except for any such covenants that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is in breach in any material respect under its charter, by-laws or other organizational documents.

          (j) Properties. (i) Owned Real Property. Section 3.01(j)(i) of the Company Disclosure Schedule sets forth a list of all material real property owned by the Company or any of its subsidiaries (collectively, the "Owned Real Property"). Except as disclosed in Section 3.01(j)(i) of the Company Disclosure Schedule, each of the Company and its subsidiaries has good, valid and marketable title to the Owned Real Property free of all Liens, in each case except, individually or in the aggregate, as would have a material adverse effect on the Company. Except as set forth in Section 3.01(j)(i) of the Company Disclosure Schedule, there are no outstanding contracts for the sale of any of the Owned Real Property, except those contracts relating to property the value in respect of which does not exceed $5,000,000 individually or $15,000,000 in the aggregate.

          (ii) Leased Real Property. Section 3.01(j)(ii) of the Company Disclosure Schedule sets forth a list of all leases and subleases (the "Real Property Leases") of the Company with respect to all material real property which is leased or subleased by the Company or its subsidiaries (the "Leased Real Property"; the Owned Real Property and the Leased Real Property collectively, the "Real Property"). Pursuant to the Real Property Leases, the Company and its subsidiaries hold good and valid leasehold title to the Leased Real Property, in each case in accordance with the provisions of the applicable Real Property Lease and free of all Liens, in each case except, individually or in the aggregate, as would not have a material adverse effect on the Company. Each of the Real Property Leases is enforceable against the Company and, to the knowledge of the Company, against the other party thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles and except for such failures to be enforceable as would not, individually or in the aggregate, have a material adverse effect on the Company. Other than such exceptions which would not have a material adverse effect on the Company, all Real Property Leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant.

     (k) Environmental Matters. Except as disclosed in the Company Filed SEC Documents, and except for items referred to below that would not, individually or in the aggregate, have a material adverse effect on the Company:

          (i) the Company and its subsidiaries hold and to the best knowledge of the Company are in compliance with all Environmental Permits, and the Company and its subsidiaries are otherwise in compliance with all Environmental Laws;

          (ii) none of the Company or its subsidiaries has received any Environmental Claim, and none of the Company or its subsidiaries is aware after reasonable inquiry, of any threatened Environmental Claim against the Company or any of its subsidiaries;

          (iii) none of the Company or its subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or its subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

          (iv) except in compliance with all applicable Environmental Laws there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) ureaformaldehyde insulation, (D) sumps, (E) surface impoundments, (F) landfills, or (G) Hazardous Materials present at any facility currently owned, leased or operated by the Company or any of its subsidiaries that would give rise to liability of the Company or any of its subsidiaries under any Environmental Laws; and

          (v) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or operated by the Company or any of its subsidiaries in violation of any Environmental Laws nor have Hazardous Materials been released at or from any properties or facilities currently owned, leased or operated by the Company or any of its subsidiaries.

     For purposes of this Agreement, the following terms shall have the following meanings:

          "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from
     (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws.

          "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and other legally binding requirements relating to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act and the Occupational Safety and Health Act (to the extent it regulates occupational exposure to Hazardous Materials), all as amended, and comparable state laws.

          "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations and businesses.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and forces, including electromagnetic fields, regulated pursuant to or forming the basis of liability under any Environmental Law.

     (l) Labor Matters. As of the date hereof, (i) to the knowledge of the Company there are no representation or certification proceedings, or petitions seeking a representation proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) to the knowledge of the Company there are no organizing activities or strikes involving the Company or any of its subsidiaries with respect to any group of employees of the Company or its subsidiaries, in each case that would be expected, individually or in the aggregate, to have a material adverse effect on the Company.

     (m) Benefit Plans. (i) Section 3.01(m) of the Company Disclosure Schedule sets forth a true and complete list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other compensation bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plans, agreements, arrangements or understandings that are maintained or contributed to (or previously contributed to) for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries and with respect to which the Company or any of its subsidiaries would reasonably be expected to have direct or contingent liability (the "Company Benefit Plans"). The Company has heretofore delivered or made available to the Holdcos true and complete copies of all Company Benefit Plans and, with respect to each Company Benefit Plan, true and complete copies of the following documents: the most recent actuarial report, if any; the most recent annual report, if any; any related trust agreement, annuity contract or other funding instrument, if any; the most recent determination letter, if any; and the most recent summary plan description, if any.

          (ii) Except as disclosed in Section 3.01(m) of the Company Disclosure
     Schedule: (A) none of the Company Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or is otherwise subject to Title IV of ERISA; (B) none of the Company Benefit Plans promises or provides retiree medical or life insurance benefits to any person; (C) neither the Company nor any of its subsidiaries has any obligation to adopt or has taken any corporate action to adopt, any new Company Benefit Plan or, except as required by law, to amend any existing Company Benefit Plan;
     (D) each Company Benefit Plan has been administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations except for any failures to so administer any Company Benefit Plan as would not have a material adverse effect on the Company; (E) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification and, to the Company's knowledge, nothing has occurred that would be reasonably likely to cause the loss of such qualification; (F) neither the Company nor any entity required to be treated as a single employer with the Company under Section 414 of the Code has any unsatisfied liability under Title IV of ERISA that would have a material adverse effect on the Company;
     (G) other than funding obligations and benefits claims payable in the ordinary course, no event has occurred and no circumstance exists with respect to any Company Benefit Plan that could give rise to any liability that would have a material adverse effect on the Company, whether directly or by reason of its affiliation with any entity required to be treated as a single employer with the Company under Section 414 of the Code; (H) as of the date hereof there are no pending or, to the knowledge of the executive officers of the Company, threatened investigations, claims or lawsuits in respect of any Company Benefit Plan that would have a material adverse effect on the Company; (I) no amount payable pursuant to a Company Benefit Plan or any other plan, contract or arrangement of the Company would be considered an "excess parachute payment" under Section 280G of the Code; and (J) except as provided in Section 5.06(a) of this Agreement, no Company Benefit Plan exists that could result in the payment to any current or former employee, officer or director of the Company of any money or other property or accelerate or provide any other rights or benefits as a result of the transactions contemplated by this Agreement whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

     (n) Subsidiaries. The Company has previously made available to the Holdcos a list of all the subsidiaries of the Company as of the date of this Agreement and their respective jurisdictions of organization. All the shares of capital stock of each of the subsidiaries of the Company are duly authorized and issued, fully paid and nonassessable and (except for directors' qualifying shares, if any) are owned by the Company or another subsidiary of the Company free and clear of all Liens. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

     (o) Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations contained in
Section 3.02(g)).

     (p) Board Recommendation. On the date hereof, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of the directors present at such meeting, (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company, (ii) adopted this Agreement and approved the Merger and (iii) resolved to recommend that the holders of shares of Company Common Stock approve this Agreement.

     (q) Tennessee Business Combination Act. Assuming the accuracy of the representation and warranty of each Holdco contained in Section 3.02(g), the approval of the Merger by the Board of Directors of the Company referred to in
Section 3.01(p) constitutes approval of the Merger for purposes of the TBCA and represents all the actions necessary to ensure that Part 2 of Chapter 35 of the TBCA does not apply to the Merger.

     (r) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company's arrangements with Goldman Sachs & Co. have been disclosed to the Holdcos prior to the date hereof.

     (s) Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that the consideration to be received by holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

     SECTION 3.02. Representations and Warranties of the Holdcos. Except as set forth on the Disclosure Schedules delivered by each Holdco to the Company prior to the execution of this Agreement (each, a "Holdco Disclosure Schedule"), each Holdco represents and warrants to the Company, severally and not jointly, and as to itself only, as follows:

          (a) Organization and Authority. Holdco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure thereof would not have a material adverse effect on Holdco.

          (b) Capital Structure. The authorized capital stock of Holdco I consists of 100 shares of Holdco I Common Stock; the authorized capital stock of the Holdco II consists of 1,000 shares of Holdco II Common Stock; and all of the authorized shares of common stock of Holdco I and 100 shares of common stock of Holdco II have been issued, are fully paid and nonassessable and are owned by the KKR Fund, in the case of the Holdco I Common Stock, or the HMTF Fund, in the case of the Holdco II Common Stock, or an affiliate of either thereof.

          (c) Authorization. Holdco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdco. This Agreement has been duly executed and delivered by Holdco and constitutes a valid and binding obligation of Holdco. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancelation or acceleration of any obligation under, or the creation of a Lien pursuant to, (i) any provision of the certificate of incorporation (or similar constitutive documents) or by-laws of Holdco or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdco or any subsidiary of Holdco or their respective properties or assets, in any case under this clause (ii) which would have a material adverse effect on Holdco. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Holdco or any subsidiary of Holdco in connection with the execution and delivery of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby, the failure of which to be obtained or made would have a material adverse effect on Holdco, except for the Required Filings.

          (d) Information Supplied. None of the information supplied or to be supplied by Holdco for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to noteholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by Holdco with respect to statements made or incorporated by reference therein based on information supplied by the Company or the other Holdco specifically for inclusion or incorporation by reference therein.

          (e) Subsidiaries. Holdco does not own, directly or indirectly, any capital stock or other ownership interest in any person.

          (f) Brokers. No broker, investment banker, financial advisor or other person, other than Kohlberg Kravis Roberts & Co., in the case of Holdco I, or Hicks, Muse & Co. Partners, L.P., in the case of Holdco II, the fees and expenses of which will be paid by such Holdco, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdco.

          (g) Ownership of Company Common Stock. Neither Holdco or Fund nor any affiliate or associate (as such terms are defined under the Exchange Act) thereof beneficially owns, directly or indirectly, any shares of Company Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

          (h) Financing. Prior to the execution of this Agreement, Holdco has delivered to the Company (A) a true and complete copy of each commitment letter relating to the provision by The Bank of Nova Scotia and Bank of America National Trust & Savings Association of all senior debt financing required in connection with the Merger and all agreements, arrangements or undertakings related to such commitment letters to which either Holdco or either Fund or any affiliate thereof is a party and all schedules, annexes, exhibits or other attachments to any thereof; (B) a true and complete copy of each commitment letter relating to the provision by the Fund that is affiliated with each Holdco of not less than $375 million of common equity financing in connection with the Merger and all agreements, arrangements or undertakings related to such commitment letters to which Holdco or such Fund or any affiliate thereof is a party and all schedules, annexes, exhibits or other attachments to any thereof; and (C) a "highly confident" letter from Morgan Stanley & Co. Incorporated relating to the arrangement of subordinated debt financing in connection with the transactions contemplated hereby; in each case other than such documents relating solely to fee arrangements in connection with such letters.

          (i) Absence of Certain Changes. Since the date hereof, there has not occurred a material adverse effect on Holdco.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated, required or permitted by this Agreement or as set forth in the Company Disclosure Schedule):

          (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses only in the usual, regular and ordinary course consistent with past practice in all material respects and use their reasonable best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired at the Effective Time. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any new line of business, or incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to that are either (i) contemplated in the Company's current capital budget, a copy of which has been furnished to the Holdcos prior to the date hereof (the "Capital Budget") or (ii) not in excess of $15,000,000 individually or in the aggregate.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any capital stock, (ii) adjust, split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or (iii) except for the Debt Offer and the purchase of Subordinated Notes, and subject to Section 5.06 hereof, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of capital stock or any debt securities, warrants or options, in each case issued by the Company or any of its subsidiaries.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, or any other securities or equity equivalents (including stock appreciation rights), or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants that are outstanding on the date of this Agreement.

          (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, the charter (or similar constitutive documents) or by-laws of the Company or any of its subsidiaries.

          (e) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any corporation, partnership, association or other business organization or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company in connection with all such transactions would exceed $15,000,000.

          (f) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any material assets (including capital stock of subsidiaries).

          (g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others or enter into any "keepwell" or similar arrangement, other than revolving credit borrowings or borrowings to fund capital expenditures contemplated by
     Section 4.01(a), in each case under the Company's existing credit agreement.

          (h) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would result in any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in
     Article VI not being satisfied.

          (i) Advice of Changes; Filings. The Company shall advise the Holdcos of any change or event which would cause or constitute a material breach of any of the representations or warranties of the Company contained herein. The Company shall file all reports required to be filed by it with the SEC or Nasdaq between the date of this Agreement and the Effective Time and shall deliver to the Holdcos copies of all such reports promptly after the same are filed.

          (j) Accounting Methods. The Company shall not change its fiscal year or its methods, principles or practices of accounting in effect at October 2, 1997, except as required by changes in GAAP, or alter or change in any material respect its practices and policies relating to the payment of film costs, accrued liabilities or accounts payable or collection of box office or concession revenues.

          (k) Compensation; Benefit Plans. Neither the Company nor any of its subsidiaries will (i) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors, officers or employees, except for any such actions taken in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof, except for normal salary compensation increases, benefit changes or cash bonus awards made in the ordinary course of business consistent with past practice or (iii) create or amend any Company Stock Plan or grant any equity based award pursuant to any Company Stock Plan or otherwise.

          (l) Discharges or Waivers of Claims. The Company shall not, nor shall it permit any of its subsidiaries to, (i) except as set forth in clause
     (iii) below, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice, (iii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $5,000,000.

          (m) Leases and Lease Commitments. The Company shall not, nor shall it permit any of its subsidiaries to, enter into or commit to enter into, or assume, any operating or capital lease, other than (i) any such lease contemplated by the Capital Budget or the Company's operating budget, a copy of which has been provided to the Holdcos prior to the date hereof or
     (ii) any such operating lease which is not material to the Company and its subsidiaries, taken as a whole.

          (n) Liquidation Plan, Etc. The Company shall not, nor shall it permit any of its subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization.

          (o) Collective Bargaining Agreements. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement.

          (p) Affiliate Transactions. The Company shall not, nor shall it permit any of its subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company Filed SEC Documents.

          (q) Tax Matters. The Company and its subsidiaries shall not make any material income tax election, amend any material tax return or settle or compromise any material tax liability.

          (r) Cobb Subsidiaries. The Company shall not liquidate, or cause to be liquidated, any of R.C. Cobb, Inc., Cobb Theatres II, Inc. or Cobb Finance Corp. (the "Cobb Subsidiaries") and shall not merge, or cause to be merged, any of the Cobb Subsidiaries with and into another corporation.

          (s) No General Authorization, Etc. The Company shall not, nor shall it permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 4.02. Covenants of Holdcos. During the period from the date of this Agreement until the Effective Time, each Holdco agrees that:

          (a) Other Actions. It shall not take any action that would result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in Article VI not being satisfied.

          (b) Advice of Changes. It shall advise the Company of any change or event which would cause or constitute a material breach of any of its representations or warranties contained herein or which it believes will result in any of the debt or equity financing necessary for the consummation of the Merger and the other transactions contemplated hereby not being available to it on terms comparable to those set forth in the letters referred to in Section 3.02(h) prior to May 31, 1998.

     SECTION 4.03. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate the submission of any takeover proposal or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any takeover proposal; provided, however, that prior to the receipt of the Company Stockholder Approval the Company may, in response to a bona fide takeover proposal that constitutes a superior proposal (as defined in Section 4.03(b)) and that was made after the date hereof (and not solicited by the Company after the date hereof) by any person, and subject to compliance with
Section 4.03(c), (A) furnish information with respect to the Company and its subsidiaries to such person and its representatives pursuant to a customary confidentiality agreement and discuss such information with such person and its representatives and (B) participate in negotiations regarding such takeover proposal. For purposes of this Agreement (except as set forth in Section 5.07(b)), the term "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets (based on the fair market value thereof) of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or of 20% or more of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer (including by the Company or any of its subsidiaries) that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations conducted heretofore with respect to any takeover proposal.

     (b) Except as set forth in this Section 4.03, the Board of Directors of the Company shall not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Holdcos, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any takeover proposal or
(iii) cause or agree to cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any takeover proposal. Notwithstanding the foregoing, if the Board of Directors of the Company receives a superior proposal, such Board of Directors may, prior to the receipt of the Company Stockholder Approval and subject to compliance with Section 5.07(b), withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a superior proposal or terminate this Agreement, but in each case only at a time that is at least five business days after receipt by both Holdcos of written notice advising them that the Board of Directors of the Company has resolved to accept a superior proposal if it continues to be a superior proposal at the end of such five business day period. For purposes of this Agreement, the term "superior proposal" means any bona fide takeover proposal (which, for purposes of Section 4.03(a) only, may be subject to a due diligence condition), which proposal was not solicited by the Company after the date hereof, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) above, the Company promptly shall advise the Holdcos orally and in writing of any request for information or of any takeover proposal, the material terms and conditions of such request or takeover proposal and the identity of the person making any such request or takeover proposal and any determination by the Board of Directors of the Company that a takeover proposal is or may be a superior proposal. The Company will keep both Holdcos informed as to the status and material details (including amendments or proposed amendments) of any such request or takeover proposal.

     (d) Nothing contained in this Section 4.03 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company after consultation with outside counsel, failure to do so would be inconsistent with its obligations under applicable law.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Each Holdco will cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company all information regarding the Funds and their affiliates as may be required to be disclosed therein. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date hereof. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Holdcos the opportunity to review and comment thereon and to approve the same, provided that such approvals shall not be unreasonably withheld. The Company will advise the Holdcos, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or the Holdcos, or any of their respective affiliates, officers or directors, should be discovered by the Company or either Holdco which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     SECTION 5.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to the other parties hereto and to its officers, employees, accountants, counsel and other representatives (including environmental consultants), reasonable access, during normal business hours during the period prior to the Effective Time, to their respective properties, books, records and personnel and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) such other information concerning its business, properties and personnel as the Holdcos may reasonably request. Each Holdco will, and will cause its advisors and representatives who receive nonpublic information regarding the Company to agree to, hold any such information in confidence to the extent required by, and in accordance with, the terms of the Confidentiality Agreement between the Company and Kohlberg Kravis Roberts & Co., L.P. or Hicks, Muse, Tate & Furst, Incorporated, as the case may be (the "Confidentiality Agreements").

     SECTION 5.03. Company Stockholders Meeting. The Company shall, as promptly as practicable after the date hereof, (a) duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and (b) subject to Section 4.03, through its Board of Directors, recommend to its stockholders that they grant the Company Stockholder Approval.

     SECTION 5.04. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and each Holdco shall, and shall cause its subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Debt Offer and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained by such party or any of its subsidiaries in connection with the Merger, the Debt Offer and the other transactions contemplated by this Agreement (provided that the Company shall not pay or agree to pay any material amount to obtain a consent without the prior approval of the Holdcos, which approval shall not be unreasonably withheld or delayed), and the making or obtaining of all necessary filings and registrations with respect thereto, (ii) the defending of any lawsuits or other legal proceedings challenging this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) The Company agrees to, and to cause its subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with the Holdcos in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, comfort letters of accountants and legal opinions, as may be reasonably requested by the Holdcos. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of the Holdcos, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness of the Company; provided that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Effective Time. The Holdcos will promptly inform the Company of all material developments relating to arranging such financing.

     (c) Each Holdco shall use its reasonable best efforts to cause a valuation firm referred to in Section 6.03(c) to deliver to the Company the letter referred to in such Section 6.03(c).

     SECTION 5.05. Benefits Matters. Following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations under employment agreements, Company Benefit Plans and all other employee benefit plans, programs, policies and arrangements of the Company in accordance with the terms thereof. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such agreements, programs, policies and arrangements in accordance with the terms thereof and with applicable law.

     SECTION 5.06. Stock-Based Compensation. (a) Except as otherwise agreed by the Holdcos and the holders of options under Company Stock Plans with respect to such options, as soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take other actions as may be required to effect the cancelation of (A) all outstanding options granted pursuant to the Company Stock Plans to purchase Company Common Stock (the "Canceled Options") and (B) all outstanding grants of Company Common Stock that are subject to a vesting requirement (the "Company Restricted Stock") in exchange for a cash payment equal to the following: (I) in the case of each Canceled Option, the product of (x) the excess of the Merger Consideration per share over the exercise price per share of the Company Common Stock subject to the Canceled Option and (y) the number of shares of Company Common Stock subject to such Canceled Option and (II) in the case of each share of Company Restricted Stock, the Merger Consideration per share.

     (b) The Company shall continue to sponsor the Company Stock Plans after the Effective Time or shall adopt a new stock plan after the Effective Time.

     (c) All amounts payable pursuant to Section 5.06(a) shall be subject to any required withholding of taxes and shall be paid without interest.

     SECTION 5.07. Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 5.07.

     (b) In the event that (i) this Agreement is terminated by a Holdco pursuant to Section 7.01(c), (ii) this Agreement is terminated by the Company pursuant to
Section 7.01(d) or (iii)(x) any person shall have made a bona fide takeover proposal with respect to the Company after the date hereof and thereafter this Agreement is terminated by the Company pursuant to Section 7.01(b)(iii) or by either party pursuant to Section 7.01(b)(iv) and (y) within 12 months after such termination a takeover agreement (as defined below) is executed by the Company or a takeover transaction (as defined below) is consummated, then the Company shall (A) pay to the Holdcos a fee (the "Termination Fee") of $28,000,000 in the aggregate for both Holdcos (to be divided equally between the Holdcos) and (B) other than in the case of a termination pursuant to Section 7.01(b)(iv) (which is addressed in paragraph (c) below), reimburse the Holdcos for the documented out-of-pocket fees and expenses reasonably incurred thereby in connection with this Agreement and the transactions contemplated hereby (including those which may be incurred in connection with enforcing the terms of this Section 5.07) in an aggregate amount for both Holdcos, taken together, not in excess of $4,000,000 (the "Expenses"). The Company shall pay the Termination Fee to the Holdcos promptly (and in any event within two business days) following a termination referred to in clause (i) above, concurrently with or prior to a termination referred to in clause (ii) above or promptly (and in any event within two business days) after the first to occur of the execution of a takeover agreement or the consummation of a takeover transaction referred to in clause (iii) above. The Company shall reimburse the Expenses to the Holdcos concurrently with, prior to or after the payment of the Termination Fee but in no event prior to the delivery by the Holdcos to the Company of a reasonably detailed statement of the Expenses and any supporting documentation reasonably requested by the Company (the "Expense Information"). For purposes of this
Section 5.07(b), the term "takeover transaction" shall mean any transaction if a proposal to consummate such transaction would constitute a takeover proposal, the term "takeover agreement" shall mean any letter of intent, agreement in principle, acquisition agreement or similar agreement to consummate a takeover transaction and the term "takeover proposal" shall have the meaning assigned to such term in Section 4.03 except that (1) references to "20%" in the definition of such term contained in Section 4.03 shall be deemed to be references to "50%" and (2) the term "takeover proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any subsidiary), the Company and its subsidiaries taken as a whole. Notwithstanding the immediately preceding sentence, if any bona fide takeover proposal (as defined in this Section 5.07(b) but without regard to clause (1) above) made by a person with respect to the Company is made after the date hereof and the Company accepts such proposal or any other takeover proposal (as defined in this Section 5.07(b) but without regard to clause (1) above) made by such person after the termination of this Agreement, then such accepted proposal shall constitute a "takeover proposal" for purposes of Section 5.07(b)(iii).

     (c) In the event that this Agreement is terminated by either party pursuant to Section 7.01(b)(iv), then the Company shall reimburse the Holders for the Expenses incurred to the date of termination on the later of (i) the day that is two business days after such termination and (ii) the day that is two business days after the delivery by the Holdcos to the Company of the Expense Information. To the extent the amount of Expenses initially reimbursed pursuant to this paragraph (c) is less than $4,000,000, the Holdcos shall be entitled to be reimbursed for Expenses, if any, thereafter incurred by them in connection with enforcing their right to receive a Termination Fee pursuant to this Section 5.07, with such additional Expenses to be reimbursed concurrently with the payment of any Termination Fee that may be due pursuant to clause (iii) of paragraph (b) above (or, if later, two business days after the relevant Expense Information is provided to the Company); provided that in no event shall the aggregate amount of Expenses reimbursed pursuant to this paragraph (c) exceed $4,000,000.

     SECTION 5.08. Indemnification, Exculpation and Insurance. (a) The Holdcos and the Company agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its subsidiaries (such persons, "Indemnified Persons") as provided in their respective charter (or similar constitutive documents) or by-laws and any existing indemnification agreements or arrangements of the Company shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would in any manner adversely affect the rights thereunder of any such Indemnified Persons. The parties hereto agree that the Surviving Corporation shall maintain, for a period of six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") for all Indemnified Persons so long as the annual premium therefor would not be in excess of 250% (the "Maximum Premium") of the premium payable with respect to the D&O Insurance for 1997 which the Company represents and warrants was $65,000; provided, however, that the Surviving Corporation may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy issued by an insurer substantially comparable to the insurer with respect to the existing D&O Insurance, so long as the terms thereof are no less advantageous to the Indemnified Parties than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous in any material respect than the existing D&O Insurance.

     (b) The parties hereto agree that the provisions of this Section 5.08 are
(i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and representatives and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (c) The parties hereto agree that in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made by such person so that the successors and assigns of the Surviving Corporation assume the obligations of the parties hereto and the Surviving Corporation set forth in this Section 5.08.

     SECTION 5.09. Financing. Each Holdco shall use its reasonable best efforts to obtain the debt and equity financing necessary to consummate the Merger.

     SECTION 5.10. Transfer Taxes. All state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto, but not including any shareholder-level taxes based upon net income) attributable to the Merger shall be timely paid by the Company.

     SECTION 5.11. Resignation of Directors. Prior to the Effective Time, the Company shall deliver to each Holdco evidence satisfactory to such Holdco of the resignation of all directors of the Company, effective at the Effective Time.

     SECTION 5.12. Solvency at Closing. Each Holdco agrees for the benefit of the directors of the Company to take all actions necessary to ensure that immediately following the Effective Time the Surviving Corporation will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws.

     SECTION 5.13. Investment by Management Personnel. The Company shall use reasonable efforts to cooperate with the Holdcos and to assist the Holdcos in entering into agreements with management personnel of the Company (other than the individuals listed on Section 6.02(g) of the Company Disclosure Schedule) to be designated by the Holdcos in consultation with the Chief Executive Officer of the Company (the "Designated Executives"), which agreements will provide for the investment by such Designated Executives of either 40% or 50% (depending on their respective positions) of the aggregate value of the shares of Company Common Stock (other than de minimis shareholdings) and the unrealized gain on stock options currently owned by the Designated Executives in the Company or an entity controlling the Company after the Effective Time.

     SECTION 5.14. Company Warrants. The Company shall offer to purchase each Company Warrant for a purchase price equal to the product of (i) $31.00 minus the per share exercise price of such Company Warrant and (ii) the number of shares of Company Common Stock which may be purchased pursuant to such Company Warrant.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use reasonable best efforts to prevent the entry of any such injunction or other order or decree and to cause any such injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect.

     SECTION 6.02. Conditions to Obligation of the Holdcos To Effect the Merger. The obligation of each Holdco to effect the Merger is subject to the satisfaction of the following conditions unless waived by such Holdco:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by material adverse effect shall be true and correct, and (ii) to the extent not qualified by material adverse effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on the Company, in each of cases (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and such Holdco shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and such Holdco shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

          (c) Consents, etc. Such Holdco shall have received evidence, in form and substance reasonably satisfactory to it, that such consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, other than those the failure of which to be obtained, individually or in the aggregate, would not have a material adverse effect on the Company.

          (d) No Litigation. There shall not be pending any suit, action or proceeding brought by any Governmental Entity seeking to prohibit or limit in any material respect the ownership or operation by the Company, such Holdco or any of their respective affiliates of a substantial portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or seeking to impose limitations on the ability of KKR or HMTF, as the case may be, or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or seeking to prohibit KKR or HMTF, as the case may be, or any of its affiliates from effectively controlling in any material respect a substantial portion of the business or operations of the Company or its subsidiaries, in each case after giving effect to any actions required to be taken pursuant to Section 5.04.

          (e) Debt Offer. If a Debt Offer Request shall have been made on or prior to the twenty-fifth business day prior to May 31, 1998, the Company shall have accepted for payment Subordinated Notes with an aggregate principal amount of not less than the minimum tender condition in the Debt Offer.

          (f) Other Holdco. The conditions to the other Holdco's obligations shall have been satisfied or waived by such other Holdco, and such Holdco shall have received from such other Holdco a certificate to such effect signed by a director thereof who shall also be an executive officer of the applicable Fund.

          (g) Certain Agreements. The individuals listed in Section 6.02(g) of the Company Disclosure Schedule shall have entered into definitive agreements relating to their respective ongoing equity interests in the Company or an entity controlling the Company after the Effective Time on terms and conditions substantially consistent with the agreements or agreements in principle, as the case may be, relating to such individuals delivered to the Company on the date hereof or in the form attached as Annex 6.02(g) to the Company Disclosure Schedule or otherwise satisfactory to the Holdcos, and the equity investments contemplated by such agreements shall have been effected contemporaneously with the Closing.

          (h) Financing. The Holdcos shall have received the proceeds of financings on the terms and conditions set forth in the letters referred to in Section 3.02(h) or upon the terms and conditions which are, in the reasonable judgment of the Holdcos, substantially equivalent thereto, and to the extent that any terms and conditions are not set forth in the letters referred to in Section 3.02(h), on terms and conditions reasonably satisfactory to the Holdcos.

     SECTION 6.03. Conditions to Obligation of the Company To Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of each Holdco set forth in this Agreement (i) to the extent qualified by material adverse effect shall be true and correct, and (ii) to the extent not qualified by material adverse effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on such Holdco, in each of cases (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate to such effect signed on behalf of such Holdco by a director thereof who shall also be an executive officer of the KKR Fund, in the case of Holdco I, or the HMTF Fund, in the case of Holdco II.

          (b) Performance of Obligations of Holdcos. Each Holdco shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of such Holdco by a director thereof.

          (c) Solvency Letter. The Holdcos shall have caused the valuation firm which has delivered a solvency letter to the financial institutions providing the debt financing for the Merger (or, if no such letter has been provided thereto, a valuation firm reasonably acceptable to the Company) to have delivered to the Company a letter addressed to its Board of Directors in form and substance reasonably satisfactory thereto as to the solvency of the Company and its subsidiaries after giving effect to the Merger, the financing arrangements contemplated by the Holdcos with respect to the Merger and the other transactions contemplated hereby.

     SECTION 6.04. Frustration of Closing Conditions. Neither Holdco nor the Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is received:

          (a) by mutual written consent of the Holdcos and the Company;

          (b) by either Holdco or the Company upon written notice to the other party:

             (i) if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order or decree enjoining or otherwise preventing the consummation of the Merger or the Debt Offer and such injunction or other order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used its reasonable best efforts to prevent or contest the imposition of, or seek the lifting or stay of, such injunction, order or decree;

             (ii) unless the party seeking to terminate this Agreement is in material breach of its obligations hereunder, if the Company or a Holdco breaches or fails to perform any of its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) in the case of such a breach or failure to perform on the part of the Company or 6.03(a) or 6.03(b) in the case of such a breach or failure to perform on the part of a Holdco and (B) is incapable of being cured by the party so breaching or failing to perform or is not cured within 30 days after the terminating party gives written notice of such breach to the other party and such a cure is not effected during such period;

             (iii) if the Merger shall not have been consummated on or before May 31, 1998, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

             (iv) if, upon a vote at a duly held Company Stockholders Meeting or any adjournment thereof, the Company Stockholder Approval shall not have been obtained;

          (c) by either Holdco upon written notice to the Company:

             (i) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Holdcos its approval or recommendation of the Merger or this Agreement, approved or recommended any takeover proposal or resolved to do any of the foregoing; or

             (ii) if the Company shall have entered into any agreement (other than a confidentiality agreement in accordance with Section 4.03(a)) with respect to a superior proposal or shall have resolved to do so; or

          (d) by the Company pursuant to Section 4.03(b) prior to the receipt of the Company Stockholder Approval.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or a Holdco as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and, except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, there shall be no liability or obligation on the part of either Holdco or the Company, except with respect to Section 3.01(r), Section 3.02(f), the second sentence of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval is received, provided that after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Wagner, Myers & Sanger, P.C.
1801 Plaza Tower
Knoxville, Tennessee 37929
Attention: Herbert S. Sanger, Jr., Esq.
Facsimile: (423) 524-5731;

Bass, Berry & Sims PLC
2700 First American Center
Nashville, Tennessee 37238
Attention: F. Mitchell Walker, Jr., Esq.
Facsimile: (615) 742-2775; and

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Robert I. Townsend, III., Esq.
Facsimile: (212) 474-3700; and

(b) if to Holdco I, to:

Screen Acquisition Corp.
c/o Kohlberg Kravis Roberts & Co.
9 West 57th Street
Suite 4200
New York, New York 10019
Attention: Clifton S. Robbins
Facsimile: (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Attention: Charles I. Cogut, Esq.
Facsimile: (212) 455-2502; and

(c) if to Holdco II, to:

Monarch Acquisition Corp.
c/o Hicks, Muse, Tate & Furst Incorporated
200 Crescent Court
Suite 1600
Dallas, Texas 75201
Attention: Lawrence D. Stuart, Jr.
Facsimile: (214) 740-7313

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10151
Attention: Stephen E. Jacobs, Esq.
Facsimile: (212) 310-8007

and

Weil, Gotshal & Manges LLP
100 Crescent Court
Suite 1300
Dallas, Texas 75201
Attention: Jeremy W. Dickens, Esq.
Facsimile: (214) 746-7777.

     SECTION 8.03. Definitions; Interpretation.  (a) As used in this Agreement:

        (i) unless otherwise expressly provided herein, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

        (ii) "business day" means any day on which banks are not required or authorized to close in the City of New York;

        (iii) "material adverse effect" means, when used in connection with the Company, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (A) the economy or securities markets in general, (B) this Agreement or the transactions contemplated hereby or the announcement thereof or (C) the movie exhibitor industry in general, and not specifically relating to the Company or its subsidiaries, attributable solely to quarterly fluctuations in box office receipts based on the available films; "material adverse effect" means, when used in connection with either Holdco, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to its ability to consummate the transactions contemplated hereby;

        (iv) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

        (v) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are not such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

     (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement, together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and of the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) other than Sections 5.08 and 5.12 of this Agreement, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of law of such State, except that provisions of this Agreement relating to the Merger shall be governed by and construed in accordance with the laws of the State of Tennessee or the State of Delaware to the extent required thereunder.

     SECTION 8.07. Publicity. Except as otherwise permitted by this Agreement or required by law or the rules of the Nasdaq, so long as this Agreement is in effect, neither the Company nor either Holdco shall, or shall permit any of its affiliates to, issue or cause the publication of any press release or other public announcement or statement with respect to this Agreement or the transactions contemplated hereby without first obtaining the consent of the other parties hereto. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void; provided that either Holdco may assign its rights hereunder to any of its affiliates or any affiliate of the other Holdco, but no such assignment shall relieve such Holdco of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     SECTION 8.10. Several Obligations. The representations, warranties, covenants and obligations of each Holdco under this Agreement are several and not joint.

     IN WITNESS WHEREOF, the Company, Holdco I and Holdco II have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          REGAL CINEMAS, INC.,

                                          by /s/ Michael L. Campbell
                                            ------------------------------------
                                            Name: Michael L. Campbell
                                            Title: Chairman, President
                                               and Chief Executive Officer

                                          SCREEN ACQUISITION CORP.,

                                          by /s/ Clifton S. Robbins
                                            ------------------------------------
                                            Name: Clifton S. Robbins
                                            Title: President

                                          MONARCH ACQUISITION CORP.,

                                          by /s/ Patrick K. McGee
                                            ------------------------------------
                                            Name: Patrick K. McGee
                                            Title: Vice President

                                                                         Annex B




                        [Goldman, Sachs & Co. Letterhead]





PERSONAL AND CONFIDENTIAL


January 19, 1998



Board of Directors
Regal Cinemas, Inc.
732 Commercial Park Drive
Knoxville, TN 37918

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value per share (the "Shares"), of Regal Cinemas, Inc. (the "Company") of the $31.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 19, 1998, among Screen Acquisition Corp., a wholly-owned subsidiary of KKR 1995 Fund L.P., and Monarch Acquisition Corp., a wholly-owned subsidiary of Hicks, Muse, Tate & Furst Equity Fund III, (together, the "Buyer"), and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company including having acted as lead manager in the offering of 8-1/2% Senior Subordinated Notes due October 1, 2007, in September 1997, having acted as Dealer Manager for the Offer to Purchase for Cash all of its Outstanding 10-5/8% Senior Secured Notes due 2002 in August 1997, and having acted as its financial advisor in connection with, and participated in certain of the negotiations leading to, the Agreement.

Goldman, Sachs & Co. also periodically provides investment banking services to Kolhberg Kravis Roberts & Co. and its affiliates ("KKR") and Hicks, Muse, Tate & Furst Incorporated and its affiliates ("Hicks Muse"), including for KKR, having acted as lead manager in the offering of common stock for AutoZone Incorporated in November 1997 and of common stock for Safeway Inc. in December 1997, and for Hicks Muse, having acted as financial advisor in the sale of Morningstar Group Inc. in November 1997 and having acted as co-manager in the offering of Convertible Exchangeable Preferred Shares for Evergreen Media Corporation in June 1997. Goldman, Sachs & Co. may provide investment banking services to KKR and Hicks Muse and its subsidiaries in the future. In addition, an affiliate of Goldman, Sachs & Co. is a co-investor with an affiliate of Hicks Muse in Marcus Cable Company, L.P.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 2, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the movie exhibitor industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In rendering our opinion, we took into account, with your consent, management's views as to the risks and uncertainties in achieving the Company forecasts. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $31.00 per share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
-------------------------
GOLDMAN, SACHS & CO.

                                  DETACH HERE

                                     PROXY

                              REGAL CINEMAS, INC.
       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING
                  OF SHAREHOLDERS TO BE HELD ON MAY 18, 1998.

    The undersigned hereby appoints Michael L. Campbell and Lewis Frazer III or either of them, as proxies of the undersigned (collectively, the "Proxies"), with full power of substitution, to vote all shares of the undersigned at the Special Meeting of Shareholders of Regal Cinemas, Inc. to be held at 7132 Commercial Park Drive, Knoxville, Tennessee, on Monday, May 18, 1998, at 10:00 a.m., local time, and any postponement or adjournment thereof as follows:

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

SEE REVERSE SIDE                                               SEE REVERSE SIDE

                                  DETACH HERE

[X] Please mark votes as in this example.

1.  Approval of the Agreement and Plan of Merger dated as of January 19, 1998
    (the "Merger Agreement"), among Regal Cinemas, Inc., a Tennessee             FOR      AGAINST      ABSTAIN
    corporation, Screen Acquisition Corp., a Delaware corporation, and Monarch   [ ]        [ ]          [ ]
    Acquisition Corp., a Delaware corporation:

                                                The Board of Directors
                                                recommends a vote FOR the Merger
                                                Agreement.

                                                MARK HERE FOR ADDRESS
                                                CHANGE AND NOTE AT LEFT [ ]

                                                IMPORTANT: Please date and sign
                                                this proxy below.

                                                Your shares will be voted in
                                                accordance with your
                                                instructions. If no choice is
                                                specified, this proxy will be
                                                voted FOR the approval of the
                                                Merger Agreement, and in the
                                                discretion of the Proxies on
                                                other matters which may properly
                                                come before the meeting or any
                                                postponement or adjournment
                                                thereof.

                                                PLEASE SIGN BELOW AND RETURN
                                                PROMPTLY

                                                Please sign exactly as your name
                                                appears at left. If registered
                                                in the names of two or more
                                                persons, each should sign.
                                                Executors, administrators,
                                                trustees, guardians, attorneys,
                                                and corporate officers should
                                                state their full titles.

Signature: ____________  Date: ___________ Signature: ___________ Date: ________